Exhibit 10.59

AGREEMENT COVERING
TERMS AND CONDITIONS OF EMPLOYMENT

OFFICE AND ENGINEERING PERSONNEL

Between

CHUGACH ELECTRIC ASSOCIATION, INC.
Anchorage, Alaska

And

LOCAL 1547
INTERNATIONAL BROTHERHOOD
OF ELECTRICAL WORKERS
AFL-CIO
Anchorage, Alaska

Effective September 13, 2007 Through June 30, 2010

Table Of Contents

PREAMBLE		1

ARTICLE 1		2

SCOPE AND DURATION OF AGREEMENT		2
Section 1.1	Scope	2
Section 1.2	Duration	2
Section 1.3	No Strike Agreement	2

ARTICLE 2		2

EMPLOYER-UNION RELATIONS		2
Section 2.1	Legal Status of the Parties	2
Section 2.2	Managerial Prerogatives of the Employer	3
2.2.1	Supervisory Limits	3
Section 2.3	Union as Sole Bargaining Agent	3
Section 2.4	Union Shop	3
Section 2.5	Good Standing with the Union	4
Section 2.6	Union Access to Employer’s Premises	4
Section 2.7	Standards of Work	5
Section 2.8	Shop Stewards	5
Section 2.9	Leave to Accept Union Office	6
Section 2.10	Union Bulletin Boards	6
Section 2.11	Loan of Employees	6
Section 2.12	Hiring Procedures	6
Section 2.13	Contracts and Subcontracts for Office & Engineering Work	7
2.13.1	Erosion of Work Force	7
2.13.2	Warranty Work	7
2.13.3	Dispute Resolution	7
Section 2.14	Employee Access to Personnel Record	8
Section 2.15	Performance Appraisals	8
2.15.1	Performance Appraisal Procedures	8

ARTICLE 3		10

APPOINTMENT AND TENURE		10
Section 3.1	Designation of Employees	10
3.1.1	Regular Full-Time Employees	10
3.1.2	Regular Part-Time Employees	10
3.1.3	Probationary Employees	11
3.1.4	Casual Employees	11
3.1.5	Temporary Employees	11
3.1.6	Transfer of Temporary Employees to Probationary or Regular Status in Same Department	13
3.1.7	Transfer of Temporary Employees to Probationary or Regular Status in Different Department	13
Section 3.2	Reassignment of Regular Employees	13
Section 3.3	Cross-Training of Regular Employees	13
Section 3.4	Vacancies and Newly Created Positions	13
3.4.1	Postings	13
3.4.2	Bidding	14
3.4.3	Bid Committee Selection	15
3.4.4	Job Award	15
3.4.5	Job Award in the Event of No Qualified Bidders	16
3.4.6	Bid-Trial Period	16
Section 3.5	Engineering Proficiency Exam	16
Section 3.6	Member Services Proficiency Exam	17
Section 3.7	Service Credit	17

i

(Table of Contents Continued)

Section 3.8	Seniority	17
Section 3.9	Termination of Seniority	18
Section 3.10	Reduction-in-Force	18
3.10.1	Replacement	18
3.10.2	Recall	18

ARTICLE 4		19

LEAVE AND HOLIDAYS		19
Section 4.1	Annual Leave	19
Section 4.2	Scheduling of Leave	19
4.2.1	Twelve (12) Month Annual Leave Schedule	20
4.2.2	Incidental Leave Requests	20
4.2.3	Leave Requests Less Than Eight (8) Hours	21
Section 4.3	Leave for Voting	21
Section 4.4	Emergency Leave	21
Section 4.5	Sick or Disability Leave - Non Work Related	21
4.5.1	Pregnancy Leave	22
Section 4.6	Parent Leave	22
Section 4.7	Military Leave	22
Section 4.8	Leave Without Pay	22
4.8.1	Use of Leave Without Pay	22
4.8.2	Notification	22
Section 4.9	Other Employer Reimbursed Leave	23
4.9.1	Bereavement Leave	23
4.9.2	Jury Duty Absence and Work Related Subpoena	23
4.9.3	Leave for Blood Bank Donations	23
Section 4.10	Work-Related Injury Absence	24
4.10.1	Worker’s Compensation	24
4.10.2	Payment in Addition to Worker’s Compensation	24
4.10.3	Certification Upon Return to Work	24
Section 4.11	Notice of Absence	24
Section 4.12	Medical Verification	25
Section 4.13	Holidays	25
4.13.1	Days of Observance - Federal/State Conflicts	25
4.13.2	Days of Observance - Except Tuesday Through Saturday Shifts and Beluga Employee Shifts	25
4.13.3	Days of Observance -Tuesday Through Saturday Shifts	26
4.13.4	Days of Observance - Employees Residing at Beluga Camp	26
4.13.5	Floating Holidays	26
4.13.6	Birthday Holiday	26
4.13.7	Holiday Eligibility	26

ARTICLE 5		27

HOURS OF WORK AND COMPENSATION		27
Section 5.1	Workday and Workweek - Normal	27
5.1.1	Consumer Service Representative II (Alternate Work Schedule)	27
Section 5.2	Optional Workday	27
Section 5.3	Optional Workweek	28
5.3.1	Four (4) - Tens (10s)	28
5.3.2	Tuesday Through Saturday Workweek	28
Section 5.4	Workday and Workweek - Shift Employees	28
5.4.1	Swing Shift	28
5.4.2	Night Shift	28
5.4.3	Shift Scheduling	28
Section 5.5	Workday, Workweek and other Working Conditions - Employees Residing at Beluga Camp	29
5.5.1	Change in Law - 12 Hour Schedule	29
5.5.2	Reassignment of Starting Location	29
5.5.3	Temporary Assignments	30
5.5.4	Training	30
5.5.5	Transportation	30

(Table of Contents Continued)

5.5.6	Flight Delays or Cancellations	30
5.5.7	Employer Provided Room and Board	30
Section 5.6	Hours of Regular Compensation	30
Section 5.7	Shift Differential Compensation	31
Section 5.8	Compensation During or in Lieu of Annual Leave	31
Section 5.9	Compensation of Employees Working in Higher Classification	31
5.9.1	Seventy-Five Percent (75%) Rule	31
5.9.2	Cross-Training	32
Section 5.10	Temporary Transfer to Lower Classification	32
Section 5.11	Overtime	32
5.11.1	Overtime Rate	32
5.11.2	Call-Out Pay	32
5.11.3	Call-In Pay	32
5.11.4	Holiday Overtime Compensation	33
5.11.5	Pyramiding of Overtime	33
5.11.6	Distribution of Overtime	33
5.11.7	Relief After Extended Overtime	33
Section 5.12	Per Diem	33
Section 5.13	Employer Provided Meals	34
5.13.1	Choice of Meal or Compensation	34
5.13.2	Reimbursement Ceilings	34
5.13.3	Missed Breakfast	34
5.13.4	Use of Employer’s Vehicle and Travel Time	35
5.13.5	Advance Notice	35
5.13.6	Straight Eight (8) Hour Shift	35
Section 5.14	Pay Period and Payday	35
Section 5.15	Pay on Termination	35
Section 5.16	Statutory Employee Benefits	36
Section 5.17	Moving Expenses	36
Section 5.18	Air Travel Insurance	36
Section 5.19	Licensing and Certifications	36
5.19.1	Certification/Registration Premiums	36

ARTICLE 6		37

ORGANIZATION OF THE EMPLOYER		37
Section 6.1	Organization of Employer	37

ARTICLE 7		37

SAFETY		37
Section 7.1	State Safety Codes	37
Section 7.2	Helicopters	37
Section 7.3	Aircraft Transportation	37
Section 7.4	Physical Examination	38
Section 7.5	Emergency and First Aid Equipment	38

ARTICLE 8		38

DISCIPLINE		38
Section 8.1	Misuse of Employer’s Property and Time	38
Section 8.2	Compliance with Work Rules and Regulations	38
Section 8.3	Public and Employee Relations	38
Section 8.4	Consumption of Drugs/Alcohol	38
Section 8.5	For Cause Drug Testing	38
Random Drug and Alcohol Testing		42
8.5.1	Substance Abuse Treatment Opportunity	42
8.5.2	Employee Responsibility - Substance Abuse Treatment	42
Section 8.6	Picket Line	42
Section 8.7	Progressive Discipline	42
8.7.1	Employee’s Response to Progressive Discipline	43

(Table of Contents Continued)

8.7.2	Statement of Intent Regarding Progressive Discipline	43
Section 8.8	Performance of Work	43
Section 8.9	Discharge	43

ARTICLE 9		44

GRIEVANCE PROCEDURE		44
Section 9.1	Policy on Grievances	44
Section 9.2	Grievance	44
Section 9.3	Grievance Procedure	44
Section 9.4	Arbitration	45

ARTICLE 10		46

MISCELLANEOUS		46
Section 10.1	Emergencies	46
Section 10.2	Communications and Notices	46
Section 10.3	Savings Clause	47
Section 10.4	Identification Cards	47
Section 10.5	Clothing	47
10.5.1	Clothing Allowance	47
10.5.2	Member Services Casual Friday	47
Section 10.6	Break Room- Headquarters Building	48
Section 10.7	New Technology	48

ARTICLE 11		48

HEALTH, WELFARE, PENSIONS AND OTHER CONTRIBUTIONS		48
Section 11.1	Health and Welfare	48
11.1.1	Health Insurance Supplemental Payments	54
11.1.2	Joint Health Committee	54
11.1.3	Effect of Federal or State Health Care Legislation	54
Section 11.2	Pension Plan	55
11.2.1	Pension Reallocations	55
Section 11.3	Annuity Plan	55
Section 11.4	Political Action Committee Fund	55
Section 11.5	Alaska Joint Electrical Apprenticeship and Training Trust	56
Section 11.6	Employer’s 401(K) Plan	56
Section 11.7	Cafeteria Day-Care Plan	56
Section 11.8	Life Insurance	56

ARTICLE 12		56

GENERAL PROVISIONS		56
Section 12.1	Job Classifications and Wage Rates	56
Section 12.2	Assignability	56

ARTICLE 13		57

LABOR MANAGEMENT COMMITTEE		57
Section 13.1	Labor-Management Committee	57
Section 13.2	Job Classifications	57
Section 13.3	Classification Committee	57
13.3.1	Classification Committee Procedure	58

APPENDIX A - LIST OF EXISTING JOB CLASSIFICATIONS/GRADES		59

APPENDIX B - STEP LEVELS AND WAGE RATES		61

SIGNATURE PAGE		67

ALPHABETICAL INDEX		68

PREAMBLE

AGREEMENT COVERING TERMS AND CONDITIONS OF EMPLOYMENT

OFFICE AND ENGINEERING PERSONNEL

Between

CHUGACH ELECTRIC		LOCAL UNION 1547
ASSOCIATION, INC.	And	INTERNATIONAL BROTHERHOOD
Anchorage, Alaska		OF ELECTRICAL WORKERS,
AFL-CIO
Anchorage, Alaska

THIS AGREEMENT, entered into in duplicate by and between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska nonprofit electric cooperative corporation having its principal offices at Anchorage, Alaska, hereinafter referred to as the “Employer”, and LOCAL UNION 1547 of the INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, AFL-CIO, of Anchorage, Alaska, hereinafter referred to as the “Union”.

The Employer and the Union recognize that the Employer is engaged in furnishing an essential public service which vitally affects the health, safety, comfort and general well-being of those persons resident in the service area of the Employer.

The Employer and the Union have a common and sympathetic interest in the generation, transmission and distribution of energy. Such common interest and the public welfare will be better served by the establishment and maintenance of labor management cooperation between the Employer and the Union.

It is the intent and purpose of the parties to promote and improve industrial and economic relations between the Employer, its employees, and the Union; to establish a basic understanding relative to rates of pay, hours of work and other conditions of employment to provide procedures for the amicable adjustments of all disputes and grievances; and to promote and foster harmonious employer-employee relations to the mutual benefit of the Employer, its employees, the Union and the general public.

The management of the Employer and the leadership of the Union are committed to use due diligence, to develop a positive labor-management relationship. The primary goals are to promote the success of the Employer, to provide rewarding jobs for its employees and to provide quality service to meet the needs of its customers. The purpose of this Agreement is to create a labor-management structure and set forth terms and conditions of employment to support a work environment that will further these goals.

In consideration of the mutual covenants herein set forth, the parties agree as follows:

ARTICLE 1

Scope and Duration of Agreement

Section 1.1     Scope

This Agreement is applicable to work within the scope of job classifications covered by this Agreement, and the employees who perform that work, and will not be applicable to other positions or job classifications except as agreed between the Union and Employer.

Section 1.2     Duration

This Agreement shall become effective at 12:01 a.m. on the date of the execution of the Agreement by both parties or as otherwise provided by the parties in writing (whichever comes first), and shall continue in full force and effect through and including 11:59 p.m. June 30, 2010 and shall continue in full force and effect from year to year thereafter unless written notice of desire to terminate or amend this Agreement is served by either party upon the other no more than three hundred (300) days, and no less than two hundred seventy (270) days, prior to the date of expiration. Such written notice must specify the reasons for the termination or the nature of the changes desired. If notice to terminate or amend is given, negotiations shall commence within thirty (30) days following the date of the notice and this Agreement shall remain in effect until the terms of a new or amended Agreement are agreed upon; provided, however, that either party may at any time thereafter provide the other party with a second notice to terminate this Agreement as of the date stated in such notice to terminate, which date shall not be earlier than ninety (90) days after the expiration date of this Agreement, and thirty (30) days after the giving of such notice to terminate.

It is the intent of the parties with respect to collective bargaining of future Agreements to conduct their negotiations in such a manner as to reach a new Agreement on or before the termination of the present Agreement.

Section 1.3     No Strike Agreement

There will be no stoppage of work either by strike or lockout because of any proposed changes in this Agreement or disputes over matters relating to this Agreement. All such matters will be settled as provided herein.

ARTICLE 2

Employer-Union Relations

Section 2.1     Legal Status of the Parties

The Union recognizes that the Employer is a utility and that the Employer must comply with federal, state, and local laws and regulations applicable to Employer. The

Employer recognizes that Local Union 1547 is affiliated with the International Brotherhood of Electrical Workers.

Section 2.2     Managerial Prerogatives of the Employer

The management of Employer’s operations and direction of the work force is vested exclusively in the Employer. Providing that the action taken by Employer is not inconsistent with the terms of this Agreement and is not taken for the purpose of discriminating against an employee based on Union membership, the Employer retains management rights and responsibilities, including, but not limited to:

(1)	To prescribe working rules pertaining to safety, discipline, and conduct;

(2)	To supervise and schedule the work force;

(3)	To employ, promote, transfer, and lay-off employees;

(4)	To discipline employees for just cause;

(5)	To determine the size of the work force;

(6)	To control and regulate the use of facilities, supplies, equipment, and other property of the Employer; and

(7)	To introduce new or improved methods of operation or facilities.

2.2.1 Supervisory Limits

All of the work coming within the scope of this Agreement shall be done by members of the Bargaining Unit; however, nothing in this Agreement shall be construed to limit non-bargaining unit personnel from performing such work in order to meet the needs of the business under emergency circumstances or for purposes of giving training or instruction. Such supervisory work will not cause layoffs or part-timing of employees.

Section 2.3     Union as Sole Bargaining Agent

The Employer recognizes the Union as the sole bargaining agent for all classifications of employees covered hereby in respect to hours, wages and other conditions of employment.

Section 2.4     Union Shop

The Employer agrees that all employees covered by this Agreement will, as a condition of employment, within thirty (30) days of the date of this Agreement, or within thirty days after the employee’s date of hire, whichever is later, become members of the Union or pay all dues, assessments or fees to the Union as required by the Union. The Employer agrees that only those employees covered hereby who remain in good standing in the Union should continue in its employ. As used in this article, “good standing” means that an employee is not in arrears to the Union for current dues, assessments or fees, including initiation fees.

Section 2.5     Good Standing with the Union

The Union may notify the Employer in writing that an employee covered by this Agreement is not in good standing with the Union, in that such employee is in arrears for current dues, assessments or fees, including initiation fees. The Employer will inform the employee of such notification and, unless the employee acquires good standing with the Union within a period of five (5) full workdays after being so informed by the Employer, the employee will be terminated. The Employer agrees to deduct Union dues, assessments and fees from the pay of its employees and pay to the Local Union 1547 such amount as is authorized in writing by the employee on a form acceptable to the Employer. The Employer agrees to make this deduction from each payroll check, and to send a check for the total amount to the Financial Secretary as designated by the Union on or before the fifteenth (15th) day of the following month, together with a list of every bargaining unit employee that shows for each employee (1) the employee’s social security number, (2) the employee’s last name, first name, and middle initial, (3) the amount of working dues, assessments or fees deducted, (4) the amount of monthly dues or fees deducted, (5) the employee’s base working rate, (6) the number of hours compensated at straight time, and at the applicable overtime rate, (7) the total hours compensated, and (8) the employee’s gross wages. This authority shall be revocable by the employee by notice in writing delivered by mail to the CEO of the Employer and the Financial Secretary of the Union once per year. The Union agrees that the Employer assumes no responsibility in connection with deduction of dues, assessments or fees except that of ordinary diligence and care in forwarding monies deducted as set forth in this Article. The Union shall indemnify the Employer and save the Employer harmless from any and all claims against the Employer based on this section or Section 2.4. Employer retains the right, at its option, to select and use its own counsel in any proceedings arising from this section where Employer determines there is a conflict between the interests of the Union and the Employer as follows: Employer shall provide the Union with a list of at least two (2) law firms that are acceptable to the Employer, and then the Union, in its sole discretion, shall select one of these law firms to act on Employer’s behalf. If the Union provides indemnification under this section, the Union will pay a reasonable hourly rate for attorney services, and those costs and services that are reasonable and necessary for such defense.

Section 2.6     Union Access to Employer’s Premises

Authorized representatives of the Union, while acting on Union business, will be permitted to visit the offices and other places of work of the Employer during working hours. The Union representative will schedule visits to a department, work site, or facility with the Vice President of Human Resources, or the Vice President’s Manager or their designee. Before visiting an area where employees are working, the Union representative will, whenever possible, inform the supervisor responsible for the department which is to be visited. Members of the Union will be permitted to participate in Union meetings during their hours of work only as authorized by the CEO or the CEO’s designated representative.

Section 2.7     Standards of Work

The Union agrees for its members who are covered by this Agreement that they will individually and collectively perform safe, efficient, and diligent service, and that they will use their influence and best efforts to protect the property of the Employer.

Section 2.8     Shop Stewards

Shop stewards who have been selected pursuant to the rules and regulations of the Union to represent the employees covered hereby will be recognized by the Employer. The number of stewards appointed shall be reasonably related to the needs of the Union to represent bargaining unit members. The names of the stewards will be furnished to the CEO of the Employer in writing before beginning their duties. An alternate shall act as the steward when appointed to do so by the Union and the Employer is so notified. The Employer recognizes that the stewards will be assigned their Union duties and responsibilities by the Union and pursuant to this Agreement. The stewards will cooperate with the Employer in securing compliance with this Agreement and, at the request of the CEO of the Employer, or of the CEO’s duly authorized representative, will call to the attention of its employees any violations of this Agreement.

Stewards shall perform their assigned duties as an employee covered by this Agreement. Stewards will be given a reasonable amount of time by the steward’s supervisor during working hours, and without loss of pay, to handle Union business pertaining to the steward’s area of responsibility which could not reasonably be accomplished during non-working hours. This business will be handled as expeditiously as possible and, except for matters taking only a few minutes, the appropriate management supervisor will be informed before a steward performs the Union business. A steward may, with permission from the management supervisor, use a company vehicle to pursue labor management problems during working hours. During outages and other emergencies, a supervisor has the right to require a steward to give priority attention to Employer’s business. The steward will confine the steward’s activities during working hours to those matters pertaining to this Agreement.

Stewards will not be terminated for any cause until the CEO of the Employer and the Business Manager of the Union have completed an investigation of such cause, provided that the investigation shall not last longer than fifteen (15) work days in cases not involving a reduction in force, and 48 hours in cases involving a reduction in force, without mutual agreement of the parties. In the event of a reduction in force involving a steward, the CEO for Employer and the Business Manager of the Union will meet at least 48 hours prior to the reduction in force to allow adequate time for the Business Manager to replace the steward; this section, in and of itself, does not obligate Employer to otherwise give the Union advance notice of a reduction in force. As used in this section, “shop steward” or “steward” includes alternate shop stewards, and “working hours” does not include meal and break periods.

Section 2.9     Leave to Accept Union Office

Any employee elected or appointed to an office of the Union which requires a part or all of the employee’s time will, upon application, be given annual leave, insofar as such employee may have accrued annual leave, or leave without pay. An employee who is on leave in order to discharge Union duties will continue to accrue service credit for a period not to exceed four (4) years. This Union leave may be extended by mutual agreement. This provision does not apply if an employee seeks leave solely to act as a candidate for Union office.

Section 2.10     Union Bulletin Boards

Employer will provide bulletin boards for use by the Union, at locations acceptable to the Union, for the purpose of posting Union notices and communications. Union bulletin boards will be provided with locks and keys, with keys kept by the stewards.

Section 2.11     Loan of Employees

The Employer will not lend the services of an employee covered by this Agreement, or cause such services to be loaned, except that in order to meet an emergency situation, the Employer may lend employees’ services to any other electric utility. An employee shall be considered loaned when either of the following criteria is met:

a) Supervision for employees’ services in question is transferred to another electric utility.

b) The work is performed for the sole benefit of another electric utility.

In the event the loan of employees becomes necessary, the Employer will notify the Business Manager or other authorized representative of the Union prior to loaning such employees or, if the emergency is urgent, as soon thereafter as practical. The employees will be covered under the terms of this Agreement while on loan.

Section 2.12     Hiring Procedures

The parties hereto recognize that the Employer is an equal opportunity employer within the contemplation of Title VII of the Civil Rights Act of 1964, as such statute has been implemented by one or more executive orders, and that Employer may be likewise a federal contractor within the contemplation of the aforesaid executive orders and required to pursue an affirmative action program with respect to equal opportunity for employment (ref: Executive Order 11246, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, 38 U.S.C. 4212, and their implementing regulations at 41 CFR Chapter 60). In order to ensure that Employer conforms in its hiring practices to the requirements of the law, federal, state and local, as implemented by executive and administrative orders and regulations, the parties mutually agree that neither Employer nor Union will discriminate against any person or persons on the grounds of race, religion, color, sex, age, or national origin with respect to recruitment, hire, promotion, demotion, termination, lay-off, transfer, compensation, selection for training, or otherwise, so as to deny such person or persons equal employment opportunities.

Section 2.13     Contracts and Subcontracts for Office & Engineering Work

It is understood and agreed that the function of Sections 2.13 through 2.13.3 is not in any way intended to limit or restrict the ability of the Employer to do business with other employers, but rather, these provisions are designed and intended to preserve work for employees whose wages, hours and other terms and conditions of employment are prescribed by this Agreement.

2.13.1 Erosion of Work Force

No regular employee shall be laid off, terminated, or discharged by the Employer as a result of the Employer’s subcontracting any work historically or normally performed by bargaining unit employees. The Employer agrees that it will not contract out or subcontract work for the underlying purpose of eroding the size of the bargaining unit.

2.13.2 Warranty Work

The Employer may without penalty contract out work involving the installation, troubleshooting and/or repair of equipment, systems and apparatus if required by the terms of a manufacturer’s or supplier’s warranty. If skills new to the bargaining unit are used, the Employer will continue its existing practice of assigning at least one bargaining unit employee to assist with such warranty work as training that will facilitate work the bargaining unit employees will, with reasonable probability, do later.

2.13.3 Dispute Resolution

The parties shall not enforce Sections 2.13.1 through 2.13.3 of this Agreement by means of slowdown, picketing, strikes or lockouts. In order to avoid unnecessary disputes over the application of this Article, the Union shall be given reasonable advance written notice of any preliminary decision to contract or subcontract work covered by Sections 2.13.1 through 2.13.3. Before the Employer may award any contract or subcontract (including task order contracts and unit price contracts) or assign any work of work covered by Sections 2.13.1 through 2.13.3 (engage in subcontracting activities), the Union shall be given an opportunity within the next five business days following the date of notice to meet with the Employer for the purpose of discussing whether the proposed action is in compliance with this Article. If mutual agreement cannot be reached within that time frame, the matter shall proceed to Step 3 of the grievance procedure if the Union so elects and the Employer will not refuse to arbitrate subcontracting grievances on the basis that they are illegal. If either party should refuse to arbitrate a contracting dispute, that party will be liable for the other side’s attorney’s fees and costs incurred in obtaining an order compelling arbitration. The discussion provisions of this section shall not apply to emergency work, task orders issued under task order contracts, individual jobs issued under a unit price contract, contracts or subcontracts in an amount of $50,000 or less, professional services, or in cases where work is bid under the OELCC and there are no pre-qualified non-union contractors. In addition, the notice requirement shall not apply to emergency work. The exemption of the foregoing categories of work from the notice and discussion provision of this section in no manner limits or impairs any rights the IBEW has to file and process grievances as to such work.

Section 2.14     Employee Access to Personnel Record

Employees shall have access to their personnel records in the Human Resources Department at any reasonable time in the presence of the Vice President of Human Resources or designated representative from the Human Resources Department. The employee will receive a copy of any disciplinary letters or of any material placed in this file which may lead to disciplinary action. The employee’s personnel file in the Human Resources Department will be secured (locked) and will be accessible only to designated employees in the Human Resources Department, the employee’s immediate supervisor and supervisory/managerial personnel in the direct chain of command. All other persons are barred from employee personnel files without the employee’s written consent, except as provided by law.

Section 2.15     Performance Appraisals

Performance appraisals are intended to communicate to employees how well they are meeting job expectations. Performance appraisals are not considered discipline and will not be used as a substitute for discipline.

Every year following an employee’s date of hire, all employees covered by this Agreement will receive a performance appraisal consistent with the Performance Appraisal Procedures established by mutual agreement between Employer and Union. The parties will exercise due diligence, including the concept of interest-based bargaining, when establishing the Performance Appraisal Procedure or subsequent changes thereof. This language will be included as part of each Performance Evaluation form.

The performance appraisal will be signed and dated by the appraiser(s) and appropriate manager reviewer and a copy will be provided to the employee. The employee will sign the performance appraisal to acknowledge receipt.

2.15.1	Performance Appraisal Procedures

a)

Purpose: Performance appraisals must be fair and statements in the appraisal must have a factual basis and must be related to the essential functions of the employee’s job. Rating standards shall be uniformly and consistently applied by the appraiser(s).

b)

Forms: Employer shall devise forms to be used by supervisors in preparing performance appraisals for bargaining unit employees. The Union shall be provided with the opportunity to review the forms, or any changes in the forms, and shall have up to fourteen (14) calendar days in which to provide its input on the forms, or changes thereto prior to their use and implementation by Employer.

c)

Performance Monitoring: The appraiser will actively monitor the employee’s performance during the rating period. Throughout the period, the supervisor will discuss the employee’s performance with the employee and shall contemporaneously reinforce good performance and correct poor performance.

d)

Preparation: Appraisals shall be written by the management supervisor who directly supervised the employee for the evaluation period. An employee may have an appraisal prepared jointly by more than one management supervisor if the employee reported to more than one supervisor during the evaluation period.

e)

Timeliness: The appraisal shall be completed and discussed with the employee within sixty (60) calendar days of the employee’s anniversary date, except in instances where the employee is unavailable. If an employee’s appraisal is not timely prepared, the employee’s performance shall be considered satisfactory.

f)	Performance Appraisal: In the performance appraisal, employees will be told how they are doing, why they are doing well or poorly, and what can be done to improve or maintain their performance.

g)

Employee Response: As part of the appraisal process, the employee shall have the right to discuss the appraisal with the appraiser(s) and to comment on it without fear of reprisal; the Employer may reconsider and revise the appraisal in light of the employee’s comments. The employee may also submit a written response to the appraisal within five (5) working days of receipt of the evaluation; if the employee does so, the response shall become a part of the appraisal, and the entire appraisal shall be retained in the employee’s personnel file maintained by the Employer.

h)

Plans for Improvement: If an appraisal includes areas of less than satisfactory performance by an employee, the appraiser(s) shall, within fourteen (14) calendar days from the time the performance appraisal is provided to the employee, develop a plan for improvement that: 1) describes specific activities to be undertaken by the employee to improve performance; and 2) a specific time frame for improvement. This plan for improvement shall be discussed and clarified with the employee at the time the employee receives the improvement plan and shall be considered part of the appraisal process. At the request of the employee, a Union representative may be present during this discussion.

ARTICLE 3

Appointment and Tenure

Section 3.1         Designation of Employees

All employees hereunder are designated in writing by way of payroll action as either Regular Full-Time, Regular Part-Time, Probationary, or Temporary.

3.1.1 Regular Full-Time Employees

Regular employees are those employees who have successfully completed their probationary period and are employed full-time by the Employer.

3.1.2 Regular Part-Time Employees

Regular part-time employees are those employees who have successfully completed their probationary period and are employed in positions where the work involved will total less than thirty-two (32) hours per week. Such work may be of an irregular nature such as short shifts at various times and on various days of the week. The number of part-time employees shall not exceed 20% of the total of regular full-time employees covered under this Agreement unless mutually agreed, in writing, by Employer and Union.

3.1.2.1	All employees working the part-time schedule shall be considered regular part-time employees and shall accrue seniority from the last uninterrupted date of hire.

3.1.2.2	Work of an irregular nature that is to be performed as described in Article 3.1.2 shall be in eight (8) or four (4) hour increments.

3.1.2.3

Regular part-time employees shall receive the same benefits as regular employees with Health and Welfare exceptions as described in 3.1.2.4. The employee’s annual leave accrual and holidays (including floating and birthday) shall be prorated based on the employee’s normal work schedule. An employee who works less than twenty-four (24) hours per week will receive four (4) hours pay for each observed holiday. An employee who works at least twenty-four (24) hours up to thirty-two (32) hours per week will receive six (6) hours pay for each observed holiday. An employee who works thirty-two (32) hours or more per week will receive eight (8) hours pay for each observed holiday. This same formula will apply to bereavement leave, jury duty and all other compensated leave.

Holiday pay will be provided in the appropriate hourly amount on the day observed and will not be adjusted because of a difference in the amount of hours an employee normally works on that particular day. For example, if a half-time employee normally works eight (8) hours on Monday, and the holiday falls on Monday, the employee will only receive four (4) hours holiday pay. However, if an employee does not normally work on Friday, but a holiday is observed on Friday, the employee will receive four (4) hours pay even though they do not normally work on that day. The intent is that a part-time employee working half-time will receive twelve (12) four (4) hour paid holidays per year versus the twelve (12) eight (8) hour paid holidays that a full-time employee receives.

3.1.2.4

Regular part-time employees who have worked ninety-five (95) or more hours in any one month period shall be enrolled in the Alaska Electrical Health and Welfare Fund for the following month. For regular part-time employees who have worked less than ninety-five (95) hours per month, the Employer shall pay one-half (1/2) of the premium amount currently in effect for regular employees so long as the employee maintains eligibility through the self-pay provisions to the Trust.

3.1.2.5	Regular part-time employees shall be paid at the rates established for regular employees in their respective classifications.

3.1.3           Probationary Employees

A probationary employee is one who has been hired by the Employer for regular employment, but who has less than ninety (90) calendar days continuous service with the Employer. All employees hired to fill a regular job will be regarded as probationary employees for the first ninety (90) days. During this period of probationary employment for a newly hired employee, employees may be laid off, or discharged by the Employer at the Employer’s discretion and such actions shall not be subject to Article 9. This time may be extended by mutual written agreement between Management and Union.

3.1.4           Casual Employees

The Company may hire casual employees as it deems fit where such employees do not do the work accomplished by other bargaining unit positions and where the employment does not last longer than one (1) week. Casual employees will not be subject to the terms of this Agreement.

3.1.5           Temporary Employees

A temporary employee is one who has been hired by the Employer for occasional workload, employee absences or special projects as outlined below:

a)	Occasional Workload - not to exceed thirty-six (36) weeks in a twelve (12) month period commencing on the employee’s date of hire.

b)	Employee’s Absences (medical/disability, personal leave, worker’s compensation) - may be kept for the duration of the absence.

c)	Special Projects - may be kept for the duration of the project by mutual written agreement by the Employer and Union.

3.1.5.1

Temporary employees will not be hired to replace regular employees or hired to avoid promoting or filling a position that has been vacated by regular employees or that has been newly created. Temporary employees will be used only to augment the current workforce, and not be used in lieu of. Temporary employees will be subject to wages, benefits and applicable work rules in this Agreement, except as provided below.

3.1.5.1.1	A temporary employee shall not accrue seniority;

3.1.5.1.2	A temporary employee shall not accrue annual leave;

3.1.5.1.3	A temporary employee shall not receive jury duty pay;

3.1.5.1.4	A temporary employee shall not receive worker’s compensation supplement;

3.1.5.1.5	A temporary employee shall not receive life insurance;

3.1.5.1.6	A temporary employee shall not receive pension/annuity;

3.1.5.1.7	A temporary employee shall not receive Birthday or Floating Holidays.

3.1.5.1.8

Temporary employees, who have at least ninety (90) calendar days of continuous service with the Employer, shall receive holiday pay for the fixed holidays recognized by this Agreement, provided the employees are in pay status the day before and the day after the day on which the holiday is observed.

3.1.5.2

Temporary employees, who have worked twelve (12) consecutive weeks shall be enrolled in the Alaska Electrical Health and Welfare Fund under the same Health and Welfare plan as regular employees for the following month.

3.1.5.3	An employee whose temporary employment is extended beyond twenty-four (24) weeks will receive all benefits afforded to regular employees.

3.1.6	Transfer of Temporary Employees to Probationary or Regular Status in Same Department

Any employee hired as a Temporary may be awarded or transferred to Probationary or Regular status. If the employee, on the date of accepting the award or transfer, has not been employed for ninety (90) consecutive days, he will be transferred to probationary status and the time accrued from his Temporary hire date will be considered part of the probationary time period.

3.1.7	Transfer of Temporary Employees to Probationary or Regular Status in Different Department

A temporary employee awarded a regular position who has not worked as a temporary employee in that department will undergo a sixty (60) day probationary period upon award of the regular position. The time spent in another department as a temporary does not count towards the probationary period for the regular position.

Section 3.2           Reassignment of Regular Employees

Regular employees may be temporarily assigned to another job classification. All intra-departmental reassignments shall be made by the department manager. Intra-departmental reassignments will not be utilized to avoid filling a vacancy or newly created position. All inter-departmental reassignments of thirty (30) calendar days or more shall be posted as a Notice of Interest.

Section 3.3           Cross-Training of Regular Employees

Regular employees may be assigned to different job classifications for cross-training purposes. Cross-training is defined as a non-biddable reassignment under the direction of an incumbent which occurs intra-departmentally for back-up purposes or for career pathing within a progressive classification.

Section 3.4          Vacancies and Newly Created Positions

The following procedure will govern job posting, bidding, selection and award, for all job classifications covered by this Agreement.

3.4.1 Postings

For the purpose of providing every regular employee covered by this Agreement with an opportunity to bid on posted vacancies or temporary positions, the Employer will make a reasonable effort to notify all regular employees of posted vacancies, including those on approved leave, provided that employee has left an address or phone number where the employee can be contacted. Chugach will re-post Vacancy Positions in-house every four (4) months when a vacancy to be filled has not been filled by way of the posting/bidding process (in that order). This timeframe may be extended by mutual agreement between the parties. Re-posting will only be required if a qualified applicant from outside the Company is not hired to fill the position.

3.4.1.1    Regular Position

Any vacant or newly created position covered by this Agreement which is to be filled shall be posted for bidding within ten (10) working days after the vacancy or opening occurs. Posting shall state details and qualifications applicable to the position and the posted requirements shall be in conformance with established job descriptions.

3.4.1.2    Temporary Position (Notice of Interest)

Any inter-departmental temporary reassignment, temporary job or position created to augment the work force, thirty (30) calendar days or longer, will be posted as a Notice of interest for three (3) working days to permit employees to express interest. Selection will be made at the discretion of the Employer after close of posting period. The parties understand that such temporary positions can be significant training opportunities for employees interested in broadening their skills and abilities. A good faith effort will be made by the Employer to fill as many of these positions as possible with regular employees seeking such training opportunities.

3.4.1.2.1	Intra-departmental temporary reassignments and temporary Consumer Services Representatives I (grade 5) positions need not be posted.

3.4.2                 Bidding

Any regular employee covered by this Agreement may within five (5) working days from the date of job posting present in writing the employee’s bid documents to the Vice President of Human Resources or designee. An employee on approved leave may either present written bid documents prior to beginning leave or ensure submittal within the five (5) day posting period. Bid documents will include all information required by the posting.

3.4.2.1     Bid to Lower Classification

If an employee voluntarily bids into a lower pay classification, the employee will be paid at the lower pay rate.

3.4.2.2       Typing Test Requirement

Any regular full time or part-time employee who bids on a position that requires the same or lesser net words per minute than the employee’s current position, there will be no typing test required. If an employee bids on a position that requires a higher number of net words per minute than the employee’s current position, a typing test will be required that must be current within the immediately previous six month period. These requirements are applicable when an employee bids for any position whether full-time or part-time.

Only Employer administered typing tests will be acceptable as proof of net words per minute. Typing tests must be submitted prior to the closing date of the bid.

3.4.3          Bid Committee Selection

Within five (5) working days after the closing date of the posting a committee composed of two representatives from the Bargaining Unit (selected by appropriate shop steward) and two from Employer will meet to review the bids. The Senior Vice President will not sit on the Bid Committee.

Qualifications of bidders who are regular employees covered by this Agreement will be evaluated by the Bid Committee. All qualified bids will then be considered by the Committee to determine who is most qualified to perform the work in accordance with job posting requirements on the basis of:

a)	official transcripts or documented education

b)	job related training and knowledge

c)	quality of past performance

d)	attendance and punctuality

Where bidders are equal in qualifications, seniority shall prevail. The Bid Committee will use due diligence, including the concept of interest-based bargaining, when examining applicants and must exercise a systematic scoring and evaluation process that is consistent with past practice. Additionally, the Bid Committee may request interviews of applicants, supervisors and other applicable resources.

It is the obligation of the Bid Committee to reach a decision and that decision shall be final, except as provided in 3.4.4 and 3.4.4.1.

3.4.4           Job Award

Within ten (10) working days the Senior Vice President will review the Bid Committee selection. In the absence of overriding circumstances the Senior Vice President will accept the recommendation of the bid committee. If the Senior Vice President does not accept the recommendations of the Bid Committee, the Senior Vice President shall inform the Bid Committee of the reasons in writing and the Bid Committee will reconvene. After the bidders have been notified, the Employer will promptly announce the job award.

The successful bidder shall receive the rate of pay for the position awarded effective no later than the sixth (6) working day following the closing date of the job posting, provided the employee is able, on that day, to assume the position awarded.

3.4.4.1	Should an employee believe they were passed over without justification, the employee may file a grievance and follow the procedures as provided in Article 9, Grievance Procedure.

3.4.5 Job Award in the Event of No Qualified Bidders

If no bidders are deemed qualified, the Employer may seek qualified applicants from other sources including temporary employees, probationary employees and employees covered under other Chugach Collective Bargaining Agreements. The Employer will notify the Union when it seeks applicants for job openings not filled through the bid or notice of interest procedure. The Union will make available to the Employer a pool of applicants that the Employer may consider.

3.4.6 Bid-Trial Period

Regular employees awarded a bid to another position may undergo up to a sixty (60) calendar day trial period to be determined by the bid committee. Any employee who successfully bids and fails the trial period shall return to the previous position and rate of pay, if a vacancy remains. If no vacancy exists in the previous position the employee shall be assigned a position by the Employer at the same rate of pay as the position occupied prior to the bid.

Section 3.5          Engineering Proficiency Exam

To advance from Designer I to Designer II and Designer II to Designer III an Engineering Proficiency Exam Committee comprised of an equal number of management and bargaining unit employees will prepare and administer a proficiency exam. The exam will be given during the months of April and October provided there are eligible applicants.

To qualify to take the exam the employee must meet all qualification requirements of the applicable position description (Designer II or III) before April 1 or October 1. Any disputes regarding an employee’s qualifications will be resolved through the Bid Committee process. It is the employee’s responsibility to turn in a written request to take the exam, which includes qualifications, to the employee’s supervisor. This request must be made no less than two (2) months prior to April 1 to October 1. Employer will provide written notification of employee’s eligibility to take the exam within thirty (30) calendar days of receiving the request.

The Engineering Proficiency Exam Committee will review the exam results with the employee as soon as the time permits. A score of 70% or higher is required to pass the exam. An eligible employee who passes the exam on the first attempt will receive compensation for the higher classification retroactive to the employee’s date of eligibility, but in no instance more than six (6) months. Thereafter, an employee who passes the exam will be promoted and receive compensation for the higher classification retroactive to the date the exam was taken.

If an employee fails the exam three (3) consecutive times, the employee must wait twelve (12) months to retake the exam. If the employee fails the exam on the fourth try, the employee will again be required to wait twelve (12) months to retake the exam and twelve (12) months for each unsuccessful attempt thereafter. However, if an exam is offered to another qualified employee during the twelve (12) month waiting period, the employee shall be allowed to retake the exam.

Section 3.6         Member Services Proficiency Exam

To advance from Consumer Service Representative I (Grade 5) to Consumer Service Representative II — Alternate Work Schedule Classification (Grade 6) the Employer will prepare and administer a proficiency exam to be given once during the months of April and October. The Employer will be responsible for the examination process, with the appropriate shop steward providing input regarding exam content. To be eligible to take the exam the applicant must meet all qualification requirements of the Consumer Service Representative II - Alternate Work Schedule (Grade 6) position description and have been employed at Chugach as a Consumer Service Representative for at least six (6) months. An employee who passes the exam with a 70% or higher will be promoted to and receive compensation for the Grade 6 position no later than six (6) working days from the date the exam is taken.

An employee who does not pass the exam may take it again the next time it is offered. If an employee fails the exam three (3) consecutive times the employee must wait twelve (12) months before taking the exam again. If the employee fails the exam on the fourth try, the employee will again be required to wait twelve (12) months to retake the exam and twelve (12) months for each unsuccessful attempt thereafter.

Section 3.7         Service Credit

Service credit for regular and regular part-time employees is defined as the total calendar days of employment from the last date of hire. Total calendar days shall include uninterrupted probationary time and/or temporary time, time in non-bargaining unit positions, authorized leave and authorized leave without pay. Service credit is used for the continuation of certain benefit accrual(s) when transferring from non-bargaining to bargaining unit positions or when transferring from other Chugach bargaining unit Agreements.

Section 3.8         Seniority

Seniority is the total service credit which the employee has with the Employer since the employee’s last uninterrupted date of hire within Chugach’s bargaining units. When more than one employee is employed on the same day, the employee with the earliest birth date (year, month, and day) will have the greatest seniority.

A list reflecting the relative seniority status of each employee covered hereunder will be available to the shop steward. The Employer will keep such seniority list current.

Section 3.9     Termination of Seniority

The seniority of an employee will terminate under any of the following conditions:

a)

When a regular employee is laid off, except that if the employee is re-employed as a regular employee and the employee’s service break is twelve (12) months or less, seniority will accrue uninterrupted to original date of hire.

b)	When the employee resigns.

c)	When the employee is discharged for just cause.

d)	When an employee transfers to a non-bargaining unit position.

Section 3.10     Reduction-in-Force

Whenever a reduction of the work force is required in any job classification within a department, temporary employees will be laid-off before regular employees. Regular employees will be laid off in reverse order of seniority. Prior to a reduction in force, the Employer agrees to inform the Union in advance of its intentions. All regular employees to be laid-off shall receive:

a)	two (2) weeks notice of such action by the Employer; or

b)	two (2) weeks basic wages and laid-off immediately.

In either event, an employee with five (5) or more years of service credit will receive an additional lay-off allowance of two weeks basic wages.

The reverse seniority and advance notice provisions above do not apply to temporary employees.

3.10.1 Replacement

The employee to be affected, may at the employee’s own discretion, replace another employee of less seniority in the employee’s own or another department of equivalent or lower classification, provided the position description qualifications are met. The employee receiving the reduction-in-force notice has five (5) working days to announce the employee’s decision to leave or replace a less senior employee in a specific position. Employees who choose to replace another employee in the same grade level will remain at their same rate of pay. An employee entering a lower classification will receive the lower grade level pay. Step increase progression will continue uninterrupted.

3.10.2 Recall

Laid-off employees shall have re-employment rights to vacant or new positions by order of seniority for twelve (12) months, provided the position description qualifications can be met, and the employee has provided a current address or telephone number to the Employer. If the employee does not return within fourteen (14) calendar days of recall, or make alternative arrangements satisfactory to the Employer, the Employer will have fulfilled its obligations to the employee as regards to recall from layoff. Recalled employees returning to their previous grade level will return at their same rate of pay. If an employee returns to work in a lower grade level, the employee will receive the lower grade pay. Step increase progression and the annual leave accrual rate will resume where it left off at the time of termination.

ARTICLE  4

Leave and Holidays

Section 4.1     Annual Leave

A regular employee will earn annual leave at the rate of:

1st year	160 hours per year
2nd year	176 hours per year
3rd year	192 hours per year
4th year	208 hours per year
5th year	240 hours per year
per annum of active and continuous service.

An employee on annual leave will be considered in active service; an employee on approved leave without pay will not be considered in active service. Except for prior written approval of an employee’s Senior Vice President, or other person designated in writing by the Employer, no employee shall be allowed to take more than four hundred eighty (480) hours of annual leave at one time. Accrued annual leave hours will be shown on each paycheck.

Section 4.2     Scheduling of Leave

The Union and Employer agree that leave for employees should be scheduled in advance to allow the Employer to efficiently meet its business needs. Thus, leave will be scheduled and approved in advance through a Twelve(12) Month Annual Leave Schedule and through Incidental Leave Requests. The Employer shall determine the number of employees allowed to be on leave at any one time by department, section or work unit. Such leave will be granted if, in the opinion of the Employer, its operations will permit.

In the event that the employee’s schedule changes and leave which has previously been approved needs to be rescheduled, the employee will notify the employee’s supervisor as soon as possible. If the rescheduled leave poses a conflict with the Twelve (12) Month Annual Leave Schedule it shall be treated as an Incidental Leave Request.

After leave has been approved, it shall not be cancelled if a person with more seniority in the department, section or work unit then applies for the same time.

4.2.1 Twelve (12) Month Annual Leave Schedule

A Twelve (12) Month Annual Leave Schedule covering the period March 1 through the last day of February of the following year will be circulated by department, section or work unit prior to March 1.

4.2.1.1 Initial Circulation

Employees will only be approved for one continuous block of leave for each circulation and once approved, the employee may take up to the total days of leave requested. Leave time can only be placed on the Twelve (12) Month Annual Leave Schedule if that period of time can reasonably be accrued prior to the taking of that leave. When the Twelve (12) Month Annual Leave Schedule contains more than one person, an appropriate seniority list will be attached and circulated first to the most senior person and then to other persons in seniority order.

4.2.1.2 Additional Circulations

When all persons on the seniority list have had an opportunity to select one annual leave period, a second and third circulation of the schedule shall be made in seniority order for the purpose of employees selecting other non-conflicting periods in the same manner.

4.2.1.3 Approval/Disapproval

Written approval or disapproval of the Twelve (12) Month Annual Leave Schedule shall be made within ten (10) working days after March 1. Both the Union and the Employer agree that both parties shall take all reasonable action to compensate for the employees absence. Written disapproval of leave shall include the reasons why leave has been disapproved.

4.2.1.4 Employees Absent During Circulation

If an employee is unavailable to complete the Twelve (12) Month Annual Leave Schedule, the Employer will make a reasonable effort to notify the employee of the schedule circulation. If non-responsive to the Employer’s efforts the employee will submit leave requests as Incidental Leave upon return to work.

4.2.2 Incidental Leave Requests

a)	Leave requested outside of the Twelve (12) Month Annual Leave Schedule will be submitted as an Incidental Leave Request.

b)

Leave requests made after March 1, for periods of more than five (5) working days, will be submitted at least ten (10) working days prior to commencement. Written approval or disapproval of this leave shall be made within five (5) working days after the request has been received.

c)

Leave requests made after March 1, for a period of five (5) working days or less, will be submitted at least three (3) working days prior to commencement. Written approval or disapproval of this leave shall be made within two (2) working days after the request has been received. Incidental Leave Requests will be granted if, in the opinion of the Employer, its operations will permit.

d)	Otherwise, such requests will be granted as soon thereafter as practicable. The Employer may waive the advance notice requirement.

4.2.3 Leave Requests Less Than Eight (8) Hours

Incidental Leave Requests may be granted in units of less than eight (8) hours if approved by the Employer.

Section 4.3     Leave for Voting

An employee desiring to vote in a federal, state, or municipal election may do so, provided that the employee is eligible to vote in the particular election for which the employee requests the time off and that the employee can reasonably be spared from the employee’s duties. The Employer may schedule voting time throughout the day; provided, however, that employees scheduled to vote just prior to the end of their scheduled workday will be given one (1) full hour. Absence from work for voting time shall be charged against annual leave.

Section 4.4     Emergency Leave

In emergencies such as serious illness or other grave personal problems which, in the opinion of Employer merit such consideration, annual leave will be granted immediately, provided that the employee states the reason for requesting such leave. If accrued annual leave is exhausted, the Employer may grant leave without pay under Section 4.8. The Union will cooperate with the Employer to insure to the maximum extent possible that consideration given to emergency requests for annual leave are not abused. Employees will make every reasonable effort to notify the employer in a timely manner of the need to be absent because of an emergency.

Section 4.5     Sick or Disability Leave-Non Work Related

When illness or the need of medical attention requires that a regular employee be absent from regularly scheduled work three (3) or more consecutive days, commencing after the third day, leave without pay shall be granted by the Employer at the request of the employee. Otherwise, his absence will be charged to annual leave to the extent that such employee has accrued annual leave with the Employer. Such leave will not exceed one (1) year if the employee had less than five (5) years of service credit at the start of such leave, nor exceed two (2) years if the employee had five (5) years or more service credit at the start of such leave. The one and two year caps on leave without pay noted above shall be calculated on a cumulative basis using a rolling five (5) year period.

4.5.1 Pregnancy Leave

Employees who are disabled as a result of pregnancy, child birth, or a related medical condition, shall be granted the same consideration as an employee having any other disability.

Section 4.6     Parent Leave

An employee who becomes the parent of either a new-born or adopted child may take up to eight (8) consecutive weeks of annual leave or leave without pay. Leave taken under this section must begin no later than four (4) months after birth or adoption of the child. All accrued annual leave in excess of forty (40) hours will be taken prior to commencing leave without pay. Whenever possible, parent leave shall be requested at least ninety (90) days in advance.

Section 4.7     Military Leave

An employee absent from the employee’s employment in order to discharge military service required by law will be granted leave without pay for the period of such service or, at the employee’s option, annual leave to the extent such leave has been accumulated.

Section 4.8     Leave Without Pay

4.8.1 Use of Leave Without Pay

(a) Approved Leave Without Pay - Leave without pay, not to exceed sixty (60) days in any one (1) year, may be granted at the discretion of the Employer upon application but leave without pay will not be granted to any employee until the employee has used all accrued annual leave, except as otherwise provided in this Agreement. The employee will continue to earn service credit with the Employer during the time the employee is on approved leave without pay status. This section will not apply to leave without pay for employees entering Union service, nor to leave without pay for medical reasons, which are covered elsewhere in this Agreement.

(b) Unapproved Leave Without Pay - To prevent abuse of leave without pay, whenever an employee who has exhausted all annual leave in the calendar year has used unapproved leave without pay for routine, incidental absences in excess of forty (40) cumulative hours in that year, the employee will be responsible for paying the pro rata share of monthly health care premiums paid by the Employer on any subsequent unapproved leave without pay in that calendar year. The employee’s pro rata share will be paid by payroll deduction.

4.8.2 Notification

If an employee seeks leave without pay under this section for a period of over five (5) working days, and requests the leave at least ten (10) working days in advance, the Employer shall give written approval or disapproval of the leave request within five (5) working days after the request is received. If the Employer turns down a request for leave without pay, the Employer will advise the employee whether, in the opinion of the Employer, the employee may take the leave at a later time.

Section 4.9 Other Employer Reimbursed Leave

4.9.1 Bereavement Leave

In the event of a death in the immediate family, an employee shall be granted three (3) working days paid leave of absence for purposes of attending the funeral, attending the burial, or dealing with the immediate grief caused by the death. Such leave will not be used as a reduction of the employee’s accrued annual leave and may not be banked for future use. Employees will make every effort to notify the Employer in a timely manner of the need to be absent because of bereavement leave and, upon returning from such leave, will confirm the reason the leave was taken on a form provided by the Employer. The term immediate family is defined as the following and applies both to the family of the employee and of the employee’s spouse: child (including foster child and step-child), spouse, sister, brother, parents (including foster parents and step-parents), and grandparents.

4.9.2 Jury Duty Absence and Work Related Subpoena

An employee shall promptly inform the employee’s supervisor when the employee receives a summons for jury duty. If an employee is absent from work on a regularly scheduled workday in compliance with a summons for jury duty, or is subpoenaed to appear because the employee’s presence was directly related to the discharge of duties with Employer, such employee will be administratively excused with pay for the period that the employee’s absence for such duty is necessary. The employee will be paid the applicable straight time, day rate, less the difference between any jury fee received by the employee and any parking fee paid by the employee. No shift premium or overtime will be paid for jury duty. No charge against annual leave will be made for absence from work in compliance with a jury summons or subpoena referred to above.

Shift workers shall be assigned to day shift Monday through Friday when serving. For each day while on jury duty, the employee shall obtain from the clerk of court a note indicating when the employee is released from jury duty; if two (2) or more hours remain in the work day, excluding a lunch break if the employee did not receive such a break during jury duty, the employee shall return to work as soon as is reasonably feasible.

4.9.3 Leave for Blood Bank Donations

Employees who volunteer in an emergency to donate blood shall be excused and compensated at their regular straight-time rate for travel time and actual time spent donating.

Section 4.10 Work-Related Injury Absence

4.10.1 Worker’s Compensation

If a regular employee is absent from work because of an injury which is compensable under the worker’s compensation laws, or any other applicable law, the employee will continue to earn service credit until such credit is terminated by mutual agreement of the parties, or at such time as the compensation claim has been fully settled, whichever is earlier. Employee shall furnish Employer with a statement from a medical doctor certifying that the employee’s absence was necessary for medical reasons and a statement certifying that the employee is able to return to work. When an employee is on worker’s compensation, the employee shall continue to accrue annual leave. Pension contributions shall be made on a regular employee’s behalf up to a maximum forty (40) hours of compensation per week for each week the employee receives supplemental payments in addition to worker’s compensation pursuant to Section 4.10.2, with pension contributions capped at a maximum of twenty-six (26) weeks.

4.10.2 Payment in Addition to Worker’s Compensation

The Employer will pay weekly to any employee disabled in Employer’s employment a sum equal to the difference between the total amount of compensation to which the employee is entitled under the Alaska Worker’s Compensation Act and/or under any other disability insurance program in which Employer may participate, and seventy-five percent (75%) of the total wages to which the employee would have been entitled, computed at the straight time rate for the employee’s regularly scheduled hours of employment, had the employee been on active employment; provided, all such payments in lieu of wages shall be limited to the period for which the employee is entitled to disability compensation, but not to exceed a total of twenty-six (26) weeks; and provided, further, Employer may require the employee to furnish satisfactory evidence of the sums received as disability compensation and medical evidence justifying the employee’s continued receipt of such disability compensation.

4.10.3 Certification Upon Return to Work

Each employee, upon returning to work, will provide the Employer with a physician’s statement authorizing such return and stating work limitations required, if any. After returning to work, if the employee is observed to have problems in performing the employee’s job, the employee may be requested to return to the employee’s treating physician for a written evaluation of work that may be safely performed, and time required for this evaluation shall be considered as hours worked. Employer agrees to provide the treating physician, prior to this evaluation, with a written description of the physical requirements of the job.

Section 4.11     Notice of Absence

If an employee is unable to report to work due to illness or disability, the employee will make every reasonable effort to notify Employer by either personally notifying the employee’s supervisor or by leaving a message on the company voice mail of the employee’s supervisor prior to the start of the employee’s regularly scheduled shift.

Section 4.12     Medical Verification

If an employee takes annual leave or leave without pay because of claimed illness or need of medical attention, the Employer may require the employee to provide the Employer with a statement from a medical doctor certifying that the employee’s absence was necessary for medical reasons in cases of suspected abuse of leave. Additional statements by a medical doctor may be required by the Employer in the case of extended illness or disability. The employee shall receive one (1) hour compensation at the straight time rate (not counted as hours worked). The employee shall be reimbursed for physicians’ charges not covered by the employee’s insurance upon submission of all relevant documentation.

Section 4.13     Holidays

The days listed below will be recognized as paid holidays:

New Year’s Day	(January 1)
Memorial Day	(Last Monday in May)
Independence Day	(July 4)
Labor Day	(First Monday in September)
Thanksgiving Day	(Fourth Thursday in November)
Friday After Thanksgiving
Christmas Eve	(December 24)
Christmas Day	(December 25)
New Year’s Eve	(December 31)
Two Floating Holidays
Employee’s Birthday

4.13.1       Days of Observance – Federal/State Conflicts

The foregoing holidays will be observed on the dates mentioned above, unless other days for their observance are established by statutes or presidential or gubernatorial proclamation. In the event of a conflict between a federal law or federal proclamation and a state law or gubernatorial proclamation with respect to any such observance, the state law or gubernatorial proclamation will control.

4.13.2	Days of Observance – Except Tuesday Through Saturday Shifts and Beluga Employee Shifts

Except for employees on the Tuesday through Saturday shift, when a recognized holiday falls on a Sunday, it will be observed on the following Monday; when a recognized holiday falls on a Saturday, it will be observed on the preceding Friday. If Christmas or New Year’s falls on a Saturday, it will be observed on Friday, and Christmas Eve or New Year’s Eve will be observed on Thursday. When Christmas Eve or New Year’s Eve falls on a Sunday, it will be observed on the preceding Friday.

4.13.3 Days of Observance – Tuesday Through Saturday Shifts

For employees on the Tuesday through Saturday shift, when a recognized holiday falls on a normal workday it will be observed that day. If a recognized holiday falls on a Sunday it will be observed on the preceding Saturday; when a recognized holiday falls on a Monday it will be observed on the following Tuesday. If Christmas or New Year’s falls on a Saturday, it will be observed on Saturday, and Christmas Eve or New Year’s Eve will be observed on Friday. When Christmas Eve or New Year’s Eve falls on a Sunday or Monday, it will be observed the preceding Saturday.

4.13.4 Days of Observance – Employees Residing at Beluga Camp

All holidays listed in Article 4, Section 4.13 shall be recognized as paid holidays that cover the employees it will be observed that day. Employees pay during holidays shall not be less than the employee’s normal pay for the employee’s regularly assigned work schedule. If a holiday is to be observed during the first three (3) days of the workweek, the employee shall receive twelve (12) hours of holiday pay. If a holiday falls on the fourth (4th) day of the workweek, the employee shall receive four (4) hours of holiday pay. If a holiday falls on the employee’s regularly scheduled day off, the holiday shall be observed on the employee’s next regular workday.

4.13.5 Floating Holidays

The floating holiday(s) shall be observed on a day mutually agreeable to the employee and Employer. Employees who want to use their floating holiday on Martin Luther King, Jr. Day (third Monday of January) or Veterans Day (November 11th) will be allowed to do so provided Employer can maintain essential operations.

4.13.5.1 Floating Holiday Eligibility

New-hire employees are not eligible for floating holidays until they have completed ninety (90) days of continuous service with the Employer.

4.13.6 Birthday Holiday

An employee’s birthday shall be observed on a workday mutually agreed to by the employee and Employer. Employees who ask to celebrate their birthday holiday during the month in which it falls, will not be unreasonably denied.

4.13.7 Holiday Eligibility

An employee returning to work from a leave without pay on the day before or after a holiday will not be eligible for holiday pay.

ARTICLE 5

Hours of Work and Compensation

Section 5.1     Workday and Workweek - Normal

The normal workday and workweek will begin and end at an assigned office building of the Employer or at any other point mutually acceptable to the Employer and the Union. The normal workday will be from 8:00 a.m. to 5:00 p.m. The lunch period will be one (1) hour and may be scheduled by the Employer between 11:00 a.m. and 2:00 p.m. Optional lunch periods of one-half (½) hour or lunch periods outside of the 11:00 a.m. - 2:00 p.m. timeframe may occur by mutual agreement between the employee and the supervisor. The normal workweek shall consist of five (5) consecutive eight (8) hour days, Monday through Friday inclusive. If a part-time employee works more than five (5) hours in any given day a lunch period can be taken.

5.1.1 Consumer Service Representative II (Alternate Work Schedule)

The normal workday for Consumer Service Representative II (Alternate Work Schedule) will be an eight (8) hour workday scheduled between the hours of 8:00 a.m. and 6:00 p.m. Employees shall be given at least a one (1) week notice prior to implementing a new work schedule. The Employer will make its best effort to rotate Consumer Service Representative II’s (Alternate Work Schedule) into different jobs and shifts.

Section 5.2     Optional Workday

Optional workdays beginning at 7:00 a.m., 7:30 a.m., 8:30 a.m. and 9:00 a.m. may be implemented by mutual consent of the employee and the Employer. Both parties recognize that scheduling will be necessary to ensure coverage of key positions. The primary consideration for implementing, or the Employer consenting to, optional workday schedules will be determined by the business needs of the Employer. If an insufficient number of employees consent to work the optional workday schedule, the Employer can assign appropriate personnel who have completed their probationary period. Assignment will be made on the basis of seniority with the least senior employee in the job classification being assigned. Employees shall be given a one (1) week notice prior to implementing a new workday schedule. With a one (1) week notice by either party, an employee shall revert back to the regular workday, unless the position has been assigned by the Employer and until such time that there is a less senior employee available in the job classification assigned.

Temporary Employees who have been employed ninety (90) days may be assigned the optional workday schedule.

Section 5.3    Optional Workweek

5.3.1 Four (4) - Tens (10s)

Should the organizational needs change, the parties agree that a four (4) day workweek, ten (10) hour day, may be implemented by mutual consent between the Employer and Union.

5.3.2 Tuesday Through Saturday Workweek

The Employer may establish a Tuesday through Saturday work schedule between the hours of 8:00 a.m. through 6:00 p.m. Tuesday through Friday and 8:00 a.m. through 5:00 p.m. on Saturday at the straight time rate. The Tuesday through Saturday work schedule will be announced at least thirty (30) calendar days in advance. The changed work schedule will be at least thirty (30) calendar days in duration. Individuals assigned to the optional work schedule will be selected on a voluntary basis in order of seniority. If an insufficient number of employees volunteer to work the optional workweek, the Employer may assign appropriate personnel who have completed their probationary period. Assignments will be made on the basis of seniority with the least senior employee in the job classification being assigned.

Temporary Employees who have been employed ninety (90) days may be assigned the Tuesday through Saturday work schedule.

Section 5.4    Workday and Workweek - Shift Employees

A shift schedule may be established by the Employer with the employee receiving eight (8) hours of pay for seven and one-half (7-½) hours of work. The Employer may establish shift schedules at the appropriate applicable rate. The shift work schedule will be announced at least thirty (30) calendar days in advance. The changed work schedule will be at least thirty (30) calendar days in duration. Notwithstanding the definitions of workday herein provided, Employer may establish different workdays as follows:

5.4.1 Swing Shift

A second or swing shift consisting of eight (8) hours may be established between 3:00 p.m. to 12:30 a.m.

5.4.2 Night Shift

A third or night shift consisting of eight (8) hours may be established between the hours of 11:00 p.m. to 8:30 a.m.

5.4.3 Shift Scheduling

Both parties recognize that scheduling will be necessary to ensure coverage of key positions. The primary consideration for implementing shift scheduling will be determined by the business needs of the Employer. Shift scheduling will be done on a voluntary basis in order of seniority. If an insufficient number of employees volunteer to work the shift schedule, the Employer may assign appropriate personnel who have completed their probationary period. Assignments will be made on the basis of seniority with the least senior employee in the job classification being assigned. Temporary employees who have been employed ninety (90) calendar days may be assigned the shift schedule.

	5.4.3.1	Shift employees shall be given one (1) week notice prior to implementing a new start time for their shift.

5.4.3.2

With forty-five (45) calendar days notice an employee may request to revert back to the regular workday. The Employer will then post a Notice of Interest and begin the process for selecting an employee to fill the applicable shift.

Section 5.5		Workday, Workweek and other Working Conditions - Employees Residing at Beluga Camp

This position will work a four (4) day workweek consisting of three (3) twelve (12) hour days; Monday through Wednesday, and one (1) four (4) hour day on Thursday or Tuesday through Thursday, and one (1) four (4) hour day on Friday. On this schedule, all hours listed above for this regular workweek (40 hours) are at straight time. Any additional hours shall be compensated at double the applicable straight-time rate. The normal workday for the first three (3) days shall be from 7:00 a.m. to 7:00 p.m. The normal workday for the fourth (4th) day shall be from 7:00 a.m. to 11:00 a.m. except that workdays can be adjusted for flight schedule one hour earlier or later so long as the employee works no less that forty (40) hours in a workweek. Employees shall be paid for all time worked between the end of their workday and the departure of the Thursday or Friday flight (depending on work schedule).

5.5.1 Change in Law – 12 Hour Schedule

The Employer and the Union share a mutual desire to maintain the established schedule for employees working this schedule at the Beluga Power Plant. If legislation should be enacted which prohibits employees from working in excess of eight (8) hours per day without being compensated at the overtime rate, the Savings Clause of this Agreement will apply.

5.5.2 Reassignment of Starting Location

An employee awarded this position will be assigned to Beluga on a continuous basis. With thirty (30) days notice, or less by mutual agreement between the Employer and the employee, regular employees assigned to work at Beluga can be reassigned to Headquarter with a normal workday and workweek schedule as a result of a reduction in force or by mutual consent of the Employer and the Union.

5.5.3 Temporary Assignments

Employees temporarily assigned to work at Beluga shall work the schedule they regularly work if the assignment is less than one (1) week. For assignments of one (1) week or more, employees may choose to work their normal work schedule if a room is available.

Beluga employees temporarily assigned to work at Chugach Headquarters shall be given one (1) week notice prior to implementing a new schedule if the assignment is less than two (2) weeks in duration. For assignments longer than two (2) weeks in duration, employees shall be given thirty (30) days notice. With mutual agreement between the Employer and the Union, advance notice may be waived or changed.

No loss of pay will result from a schedule change.

5.5.4 Training

No loss of pay shall occur if an employee is required to attend training classes outside Beluga.

5.5.5 Transportation

The Employer will schedule air flights so as to permit one flight per week for the employee to travel to Anchorage for days off and return to Beluga for days on. Flights shall be made available to accommodate the work schedule.

5.5.6 Flight Delays or Cancellations

Employees held over at Beluga beyond normal scheduled departure time because of inability to travel (e.g. weathered in or mechanical) will be assigned work in accordance with the twelve (12) hour shift normally assigned at that work location at the applicable overtime rate. Employees unable to depart Anchorage for Beluga because of inability to travel (e.g. weathered out or mechanical) shall be required to report to Chugach Headquarters.

5.5.7 Employer Provided Room and Board

When staying at Beluga the Employer shall provide room and board. An employee shall be assigned a room and shall not be required to double up except in cases where someone may not be able to return to town and no other facilities are available. Meals shall be in accordance with eating scheduled at Beluga and all meals during the regular workday schedule shall be on Company time. Meals on Company time will take only a reasonable amount of time and employees will return to work immediately after eating.

Section 5.6               Hours of Regular Compensation

Except as otherwise specifically provided in this Agreement, compensation for the first eight (8) hours of work in any one workday and for the first forty (40) hours of regularly scheduled work in any one workweek will be at the regular rate of compensation for the job classification concerned.

Section 5.7                  Shift Differential Compensation

An employee required to work an established shift as defined in this Agreement, shall be compensated at a ten percent (10%) differential for the swing shift and a fifteen percent (15%) differential for night shift in addition to the employee’s base rate. No employee will be required to lose any time by changing shifts.

Section 5.8                  Compensation During or in Lieu of Annual Leave

An employee who is eligible to receive annual leave under the terms of this Agreement and who is on annual leave will be paid at the employee’s straight time rate in effect when such leave is taken and on the day the employee would be paid were the employee on duty in the employee’s regular job. An employee who is eligible to receive annual leave under the terms of this Agreement and who is temporarily working in a higher classification will be paid for annual leave taken at the higher wage rate after the employee has served in the higher classification for more than thirty (30) calendar days.

Upon termination, an employee who is eligible to receive annual leave under the terms of this Agreement will receive a lump sum payment in lieu of accrued annual leave, which payment will be computed at the employee’s straight time rate. No employee shall be required to take cash payments in lieu of annual leave except when an employee resigns, is laid off, or is terminated.

An employee who is eligible to receive annual leave under the terms of this Agreement may receive payment in lieu of annual leave on a quarterly basis. In an emergency, payment without regard to the quarterly limitation may be authorized consistent with Chugach’s established policy. All cashing of leave shall be at the employee’s regular hourly straight time rate of pay. An employee who is eligible to receive annual leave under the terms of this Agreement may cash in accrued leave at a higher wage rate when the employee is temporarily working in a higher classification only after the employee has served in the higher classification for more than thirty calendar (30) days.

Section 5.9               Compensation of Employees Working in Higher Classification

An employee assigned to work at a higher classification will be paid the higher wage rate for such work. Any employee assigned to work in a higher classification for a period of thirty (30) days or more will be paid at the higher rate for holidays and annual leave taken during the time in the higher classification. This is to provide for periods of acting assignment, but not to avoid putting newly created work or vacancies up for bid.

5.9.1 Seventy-Five Percent (75%) Rule

If an employee works out of classification 75% or more of the time during a two week pay period, they will be compensated at the higher grade level for the entire pay period. Any work performed out of classification will be reviewed on a per pay period basis and hours cannot be carried over from one pay period to another.

5.9.2 Cross-Training

Employees on a cross-training assignment in a higher job classification will be paid at the higher rate after completion of the first one hundred twenty hours (120) hours unless extended by mutual consent between the Employer and Union.

Section 5.10           Temporary Transfer to Lower Classification

No employee will suffer a reduction in pay by reason of the employee’s temporary transfer to a job carrying a lower pay classification.

Section 5.11           Overtime

5.11.1 Overtime Rate

All work performed in excess of eight (8) hours on Monday through Friday and all work performed on Saturday and Sunday will be compensated at double the applicable straight-time rate, except as otherwise provided in this Agreement.

5.11.1.1 Short Notice Overtime

Upon providing an employee at least four (4) hours notice prior to the completion of an employee’s regularly scheduled shift, all overtime for the 9th and 10th hour shall be compensated at one and one-half (1½) times the applicable rate of pay. In the event four (4) hours notice is not given, compensation for overtime shall be at double the applicable rate of pay. This provision shall be limited to one time per work week for each individual bargaining unit employee. Consideration will be given to employees with schedules that conflict with short notice overtime.

5.11.2 Call-Out Pay

An employee who is required to return to work outside the employee’s regular hours of duty will be paid a minimum of two (2) hours at the applicable rate. In the event of a call-out, the employee shall be considered working and receive the appropriate wage rate for all hours worked from the time the call is received until the employee returns to assigned starting location.

5.11.2.1 Outage Call-Out

Overtime work as a result of a call-out shall be offered to regular employees on the call-out list consistent with an established call-out procedure as agreed by the Employer and the Union. Due to the emergency nature of the work, it is absolutely necessary to report to dispatch within thirty (30) minutes of receiving the call – day or night. To be eligible to be on the call-out list, an employee must live south of Eklutna and north of Bird Creek.

5.11.3 Call-In Pay

If an employee is scheduled by the employee’s supervisor to report for work on a day such employee would not normally be on duty, or on a holiday, the employee will be paid a minimum of two (2) hours at the applicable rate. If the work is subsequently cancelled by the close of the employee’s regularly scheduled shift the day prior to the start of such work, no compensation shall be received. The Employer will make every reasonable effort to notify the employee as soon as practicable of the cancellation of the call-in.

5.11.4 Holiday Overtime Compensation

Employees not scheduled to work who are called by the Employer to work on a paid holiday will be paid at the straight-time rate for such holiday and, in addition, will be compensated at double the applicable straight-time rate for the hours worked.

5.11.5 Pyramiding of Overtime

No employee shall receive more than one (1) overtime rate for the hours worked and if more than one (1) overtime rate is applicable to the same hours worked, the higher rate only shall be paid.

5.11.6 Distribution of Overtime

The opportunity for all overtime work will be distributed as equitably as practical among regular employees in the job classification in which such overtime work is to be performed. When there is more than one employee in the same job classification, preference will be given to the employee currently performing the specific tasks associated with the overtime assignment.

Overtime work will be offered to temporary employees when no regular employees are available. A list of overtime hours shall be posted once every three (3) months.

5.11.7 Relief After Extended Overtime

An employee who has been on duty for four (4) or more consecutive hours outside of the employee’s normal shift shall not be required to report for work the following scheduled workday until the employee has had a minimum of ten (10) hours of relief. The employee shall be paid at the employee’s applicable rate for those scheduled hours included in the employee’s ten (10) hours of relief. If the Employer requests the employee to come back to work without the minimum of ten (10) hours of relief, the employee shall be compensated at the applicable rate until the employee is relieved. Employer retains the right to determine the actual number of hours an employee may work, consistent with the terms of this Agreement.

Section 5.12        Per Diem

If the Employer requires an employee to be away from home overnight, the Employer will furnish all meals and lodging. When an employee is away from home, the employee shall have the option of receiving $75.00 in lieu of the Employer furnished meals and lodging for each night which the employee may be required by the Employer to remain away from home. For those employees electing the per diem option, meals eaten on the return trip home will be reimbursed in accordance with Article 5.13.2.

No employee shall be required to be out of town on scheduled work without two (2) days prior notice.

Section 5.13       Employer Provided Meals

Meals are provided when an employee is required to work:

a)	two (2) hours or more immediately following the employee’s regularly scheduled shift and every four (4) hours thereafter until relieved.

b)	four (4) hours or more after a call-out and every four (4) hours thereafter until relieved.

5.13.1 Choice of Meal or Compensation

The employee shall be furnished a meal by the Employer on the Employer’s time and will be paid at the applicable straight-time rate. Eating shall be accomplished as quickly as reasonably possible as follows:

a)	one (1) hour if returning to work after eating;

b)	one-half (½) hour if the employee eats after the employee has finished work; or

c)	the employee may elect to take $20.00 in lieu of the meal furnished by the Employer and one-half (½) hour at the applicable overtime rate.

5.13.2 Reimbursement Ceilings

The following ceilings are established for meals that are eaten:

a)	Breakfast - $12.50 (includes tip)

b)	Lunch - $15.50 (includes tip)

c)	Dinner - $25.00 (includes tip)

Note: For reimbursement of meals a receipt is required.

5.13.3 Missed Breakfast

If a call-out has caused an employee to miss breakfast at home, the Employer will provide a meal not to exceed the breakfast ceiling. The meal will be eaten as quickly as possible, but not to exceed one (1) hour.

5.13.4 Use of Employer’s Vehicle and Travel Time

Where individual employees are working in the field and have been assigned the use of a company vehicle, the Employer will allow the use of Employer’s vehicle for transportation to meals. For purposes of this section, travel for meals shall be considered as time worked and will be permitted when access to and from a hot meal and sanitary conditions are within fifteen (15) minutes one way of the work site. When sanitary conditions or a hot lunch are not available, the employee shall be notified twenty-four (24) hours in advance, if at all possible.

5.13.5 Advance Notice

Where an employee agrees at least forty-eight (48) hours in advance to work overtime on the employee’s first scheduled day-off, during hours that are the same or fall within the employee’s regularly scheduled shift, the employee will not be entitled to meals for the first eight (8) hours.

5.13.5.1 Tuesday to Saturday Shift

Employees working the Tuesday to Saturday shift will use Monday as their first scheduled day off for purposes of this section provided Sunday isn’t worked or unless mutually agreed otherwise by the Employer and Union.

5.13.6 Straight Eight (8) Hour Shift

Employees working a straight eight (8) hour shift with no meal time provision will eat on Employer’s time. If work continues after 8:30 p.m. for the swing shift or after 4:30 a.m. for the night shift with no meal break, it shall be at the applicable overtime rate until relieved for the normal one-half hour meal break.

Section 5.14      Pay Period and Payday

The Employer shall pay employees every other Wednesday for the compensation earned prior to the preceding Wednesday. If a payday falls on a recognized holiday, the payday shall be on the preceding business day.

Employees will sign timecards and submit them for approval. Any subsequent changes to timecards will also require approval. Timecard changes made by management will be discussed with the employee as soon as possible. Employees and supervisors are encouraged to resolve disputes regarding timecard issues promptly and fairly without resorting to the grievance procedure.

Section 5.15      Pay on Termination

When an employee is terminated for cause or to effect a reduction-in-force, the employee will be paid all wages to which the employee may be entitled, together with such other sums as may be due the employee pursuant to the terms of this Agreement, no later than the close of the same business day. If an employee terminates voluntarily, all earnings and other sums due the employee will be paid to the employee not later than close of business on the next business day following the employee’s last workday;

provided that checkout has been successfully completed. Employees shall be given a termination slip at the time of termination.

Section 5.16      Statutory Employee Benefits

Upon application of an employee or authorized representative of the Union, the Employer will furnish evidence that it has complied with all statutory requirements with respect to worker’s compensation, unemployment compensation, old age and survivor’s insurance and any other statutory benefits to which employees of the Employer are entitled.

Section 5.17      Moving Expenses

Employees who transfer to any location outside of Anchorage or from any location outside of Anchorage to Anchorage, or to or from other mutually agreed locations, will be reimbursed for all reasonable moving expenses, and, in addition, a maximum of thirty (30) days lodging and meals while staying at a recognized motel or hotel.

Section 5.18      Air Travel Insurance

Employer guarantees that, in the event an employee subject to this Agreement dies from injuries suffered as result of his being required to travel by air at the direction of Employer, or in the discharge of his duties to Employer, the total sum of $500,000 will be paid to the employee’s beneficiary, or beneficiaries, as designated by the employee.

Section 5.19      Licensing and Certifications

The Employer shall pay for, or reimburse employees for, all expenses incurred to maintain any license and certification required by Employer, or by local, state or federal law or regulation, as a condition of employment, except that employees have sole responsibility to pay for expenses incurred to maintain a journeyman’s certificate of fitness or to maintain a commercial driver’s license if the employee is required to have the commercial driver’s license under federal law. Employees shall obtain written approval from the Employer prior to incurring expenses for which an employee seeks reimbursement. Where the Employer is required to pay the expenses of licensing or certification, the Employer shall determine the means and methods used to provide any necessary training or testing.

5.19.1 Certification/Registration Premiums

An additional five percent (5%) premium of the hourly wage rate will be paid to the following employees:

a)

Designer II, Designer III, and Senior Designer employees who become either a licensed professional engineer registered in the State of Alaska or obtain an Outside Electrical Administrative license. Designers shall be entitled to only one five percent premium even if an employee is both a licensed professional engineer registered in the State of Alaska and has an Outside Electrical Administrative license.

b)

Administrative Secretary employees who become a Certified Professional Secretary (CPS) or a Certified Administrative Professional (CAP). Administrative Secretaries shall be entitled to only one five percent premium for either the CPS or CAP certification.

Upon successful completion by the employee of obtaining any of the above referenced licenses or certifications, the Employer shall reimburse the employee for any documented fees for testing and initial licensing and subsequent licensing renewal fees to maintain such status consistent with Chugach Board policy.

ARTICLE 6

Organization of the Employer

Section 6.1      Organization of Employer

The Union and the Employer recognize the importance of modern management principles and the continuing need for flexible management. As a part of this program, the Employer will maintain departmental organizational charts. These will be made available to the Union within ten (10) working days upon request.

ARTICLE 7

Safety

Section 7.1      State Safety Codes

The applicable electrical safety codes which have been adopted by the State of Alaska, and any duly adopted amendments thereto or substitutions therefore are hereby adopted by the parties as the minimum standards of safety to be met in the implementation of this Agreement and the assignment to and discharge of work by employees covered herein.

Section 7.2      Helicopters

No employee will be required to work under a hovering helicopter. The Employer agrees to honor any state safety rules covering helicopters. The ground crew will be furnished a radio with the helicopter frequency while working with helicopters.

Section 7.3      Aircraft Transportation

Personnel flights required by the Employer will be in twin-engine or single engine turbine powered fixed-wing aircraft. Helicopters may be utilized if they are float equipped. By mutual agreement between an employee and the immediate supervisor the employee may choose to fly single-engine non-turbine powered aircraft. All air transportation shall be by a licensed carrier certified by an appropriate licensing agency. No employee shall be required to accept transportation with any carrier when an employee has a reasonable concern about safety.

Section 7.4      Physical Examination

An employee hired by the Employer may be required to have a physical examination. The Employer may provide that a complete physical examination be made by a properly licensed medical doctor, to be chosen by the Employer, and such examination will be at the Employer’s expense. Such examinations will be scheduled by the Employer as soon as possible following notification of hire.

Section 7.5      Emergency and First Aid Equipment

The Employer will furnish safety devices and equipment that may be necessary for the safe and proper emergency medical treatment of employees covered under this Agreement. Employees will use safety equipment on all appropriate occasions.

ARTICLE 8

Discipline

Section 8.1      Misuse of Employer’s Property and Time

Employees will not use the property or time of the Employer without proper authorization for personal or other non-work purposes, nor will such property be used in a careless, abusive, or illegal manner.

Section 8.2      Compliance with Work Rules and Regulations

Failure of an employee to comply with the working rules contained herein or other written regulations of the Employer, to follow lawful and proper orders and instructions or to comply with safety regulations and practices, may be considered insubordination. Those rules and regulations that the Employer has reduced to writing will be kept in a place that is readily accessible to all employees concerned.

Section 8.3      Public and Employee Relations

All employees will be required to discharge their duties in a proper and businesslike manner and to be courteous and considerate of one another and the public.

Section 8.4      Consumption of Drugs/Alcohol

An employee who is unable to discharge the employee’s duties due to the use of alcohol or use of illegal drugs will be considered incompetent, subject, however, to other applicable provisions of this Agreement.

Section 8.5      For Cause Drug Testing

The Employer and the Union are committed to maintaining a safe and healthful working environment for all employees. In addition, Employer has an obligation to ensure public safety and trust with regard to Association work environment and services. Accordingly, the use of alcohol or controlled substances, including marijuana, cocaine, opiates, heroin, amphetamines, and phencyclidine, or other controlled substances prohibited by state or federal law is strictly prohibited and may result in discipline in accordance with the appropriate labor agreements and Employer’s policies.

“For-Cause” drug testing will be applicable to all employees covered by this Agreement.

No Bargaining Unit Employee will be tested for drug metabolites or alcohol unless there exists probable suspicion that the employee to be tested is using or is under the influence of drugs or alcohol. Probable suspicion means suspicion based on specific personal observations that the Employer representative can describe concerning the appearance, behavior, speech or breath odor of the on-duty employee.

An employee suspected of using or being under the influence of drugs or alcohol may have a Union Shop Steward or alternate present when the employee is being observed by Employer for the above suspicions.

The testing shall be done by a qualified Laboratory (the Laboratory) designated by Employer.

The Employer representative and Steward must have received training in the signs of drug and alcohol intoxication in a training program endorsed or conducted by Employer, except that training is not a prerequisite in situations where the employee’s drug or alcohol use or impairment would be obvious to a person of ordinary intelligence and perception. Employer will make attendance at its drug and alcohol training program available to Union Shop Stewards so they may receive the same training as Employer representatives.

If the Employer representative has probable suspicion to believe that the employee is using or is under the influence of controlled substances or alcohol, he/she shall require the employee (in the presence of a Union Shop Steward) to go to the Laboratory to provide urine specimens for laboratory testing. The Employer representative may also accompany the affected employee and Shop Steward to the Laboratory. Transportation to the laboratory will be provided by the Employer. In the event a Shop Steward is not immediately available, Employer will contact the alternate Shop Steward to go to the laboratory. In the event that the alternate is not immediately available, Employer will contact the Union Business Representative or his/her designated representative. If none of the above are available, Employer reserves the right to observe an employee suspected of using or being under the influence of drugs or alcohol without the presence of a Union Representative. Additionally, if none of the above Union representatives are available, Employer reserves the right to require an employee when Employer has probable suspicion that he/she is using or is under the influence of controlled substances or alcohol, to go to the Laboratory to provide urine specimens for laboratory testing without the presence of a Union representative.

An employee suspected of using or being under the influence of controlled substances or alcohol will be suspended with pay pending Employer’s receipt of the test results from the Laboratory.

The employee may not be required to take a drug test if the employee’s actions are reasonably explained to the satisfaction of the Employer representative to be due to causes other than the use of controlled substances (such as, but not by way of limitation, fatigue, lack of sleep, side effect of prescription or over-the-counter medications, reactions to noxious fumes or smoke, etc.). In the event the Employer is unable to determine whether the abnormal behavior is due to drugs or alcohol or to other causes, the drug testing procedure contained herein shall be used.

It will be the responsibility of the employee to notify the Laboratory of any prescription or non-prescription medication the employee is taking.

The Employer representative must make a written statement of the observations on which probable suspicion is based within twenty-four (24) hours. A copy must be provided to the Shop Steward or other Union official. Included in this statement will be the Employer representative’s efforts to contact the Stewards or representative.

Third party reports of drug use or aberrant behavior which are not confirmed by Employer representative observations shall not constitute probable suspicion or be grounds for testing.

The Employer will require urine specimens only, unless the employee consents to withdrawing of a blood specimen. At the time the specimens are collected, the employee shall be given a copy of the specimen collection procedures. Specimens must be immediately sealed, labeled and initialed by the employee to insure that the specimens tested by the Laboratory are those of the employee. The employee shall sign test laboratory form(s) authorizing the tests and disclosure of the test results to the Employer.

Failure to provide a specimen, refusal to take a drug test or sign test laboratory form(s) or cooperate with the clinic personnel will constitute a presumption of intoxication and the employee will be subject to appropriate disciplinary actions.

The Laboratory shall maintain the chain of custody by reasonable means designated to show the handling of the specimen from the time it is collected until all tests are completed, and thereafter, until the specimen is properly disposed of.

Split testing methodologies and chain of custody procedures will be provided from the Laboratory for review by the Employer and Union. Other laboratories may be used upon mutual consent of the Employer and Union.

The initial and confirmation cutoff levels used when screening urine specimens to determine whether they are negative or positive for various classes of drugs and alcohol shall be those contained in the Scientific and Technical Guidelines for Federal Drug Testing Programs (subject to revision in accordance with subsequent amendments to the HSS Guidelines), except that the cutoff levels for the following substances shall be as follows:

Controlled Substance	Initial Test Cutoff Levels (ng/ml)		Confirmatory Test Cutoff Levels (ng/ml)

Marijuana metabolics	50		15	(1)
Cocaine metabolics	300		150	(2)
Opiate metabolics	300	(3)
Morphine			300
Codeine			200
Phencyclidine	25		25
Amphetamines	1,000
Amphetamines			500
Methamphetamines			500
Alcohol	100	mg/dl	n/a

(1)	Delta-9-tetrahydrocannabinol-9-carboxylic acid

(2)	Bensoylecgonine

(3)	25 mg/ml if immunoassay specific for free morphine

In reporting a positive test, the Laboratory shall state the specific substance(s) for which the test is positive and shall provide the quantitative results of both the screening and the (GC/MS) confirmation tests, in terms of nanograms per milliliter. All positive test results must be reviewed by a laboratory director or a medical doctor and certified as accurate.

Test results which are below the levels specified herein shall be considered negative indications and shall be reported to the Employer as such.

Employer recognizes that the results of a drug or alcohol test will be considered medical records and held confidential to the extent permitted by law. Employer will limit disclosure of information acquired in connection with a drug or alcohol test, including positive and negative test results, to the following, unless the employee consents in writing to disclosure to others:

a)	The employee;

b)	The employee’s supervisors and other management officials with a need to know;

c)	The Shop Steward or other authorized Union representative if the employee is represented by the Union;

d)	Test laboratory personnel;

e)	The Employee Assistance Program counselor or other rehabilitation personnel if the employee seeks or is required to use same;

f)	An arbitration tribunal in the event of a grievance regarding the employee’s alleged drug or alcohol use.

Random Drug and Alcohol Testing

In the interests of promoting the highest standards of workplace excellence and safety, the parties agree to adopt a random drug testing program. Employees shall be subject to random drug and alcohol testing in accordance with the protocol and procedures specified in 49 CFR Sec. 382.305. The program shall become effective at such time as the Employer implements a parallel program for non-represented employees.

8.5.1 Substance Abuse Treatment Opportunity

Employees suffering from alcoholism or drug abuse will receive the same consideration that is presently extended to employees having any other illness. Employees will be allowed to utilize their annual leave or leave without pay to pursue an appropriate program of treatment.

Employer maintains an Employee Assistance Program to aid its employees in overcoming drug and/or alcohol related problems.

8.5.2 Employee Responsibility – Substance Abuse Treatment

It shall be the employee’s duty to seek treatment for alcoholism or drug abuse. In no case shall job security or promotional opportunity be jeopardized by seeking treatment for such an ailment or condition. However, if two (2) alcohol or drug abuse related occurrences occur within a twelve (12) month consecutive period, a third occurrence may be just cause for termination. The employee is responsible for maintaining a satisfactory level of job performance. Failure to do so may result in appropriate corrective or disciplinary action as determined by the Employer.

Intent Statement: The parties understand that the “safe harbor” created by the above section is designed to encourage employees to seek treatment for alcohol and substance abuse, and to protect them against discipline and job loss while they are in treatment if they should stumble once or twice. It is not intended to give employees who have not admitted they have a problem, or sought treatment, the right to abuse alcohol or other substances before they can be disciplined.

Section 8.6      Picket Line

No employee shall be disciplined for refusing to cross a recognized and sanctioned picket line.

Section 8.7      Progressive Discipline

No bargaining unit employee shall be disciplined or discharged except for just cause.

The Employer will maintain a practice of progressive discipline. The Employer’s disciplinary process is meant to be corrective and not punitive; many incidents may not result in discipline, but may require only verbal advice, instruction or counseling. The steps in the progressive discipline process are: verbal reprimand, written reprimand, suspension, disciplinary demotion, or discharge. Based on the seriousness of a particular offense, discipline may be imposed at any reasonable level. The supervisor responsible for interviewing an employee reasonably suspected of misconduct should notify the employee that the employee may have a Union representative present at an investigatory meeting. The Employer shall not impose discipline based upon stale or remote instances of prior problems or employee misconduct.

8.7.1 Employee’s Response to Progressive Discipline

Whenever an employee receives progressive discipline of any nature from the supervisor, the employee may elect to respond in writing. A copy of the Employer’s action and the employee’s written response will be placed in the employee’s personnel file.

8.7.2 Statement of Intent Regarding Progressive Discipline

Under the Progressive Discipline Section of this collective bargaining agreement, the parties intend that the Employer should notify an employee that the employee may have a Union representative present when the employee is being interviewed for suspected misconduct. If the Employer fails to so advise an employee, the parties do not intend that this fact, in and of itself, will preclude discipline from being imposed on employee, or will prohibit the use of information gathered at the interview. However, if an employee’s Weingarten rights are violated, this Statement of Intent does not affect whether the Weingarten violation precludes discipline from being imposed on the employee or prohibits the use of information gathered at the interview.

Section 8.8     Performance of Work

Failure to perform work in a safe, efficient, diligent, or productive manner may result in appropriate discipline.

Section 8.9     Discharge

Although the Employer retains the right to discipline an employee for just cause, it agrees that in the case of discharge, one of the designated Union representatives shall be noticed of the reason for the contemplated discharge prior to taking any action against the employee, unless exigent circumstances or unusual confidentiality requirements preclude such notice. Any employee who is discharged will remain on the payroll until such time as the employee is given a written statement of the reasons for the employee’s termination. A copy of this written statement will be provided to the Business Manager of the Union via fax machine at the time the statement is provided to the employee. Either the Union or the discharged employee may take exception to such discharge under the grievance procedure, as set forth in this Agreement.

ARTICLE 9

Grievance Procedure

Section 9.1     Policy on Grievances

The parties hereto recognize that the prompt and equitable settlement of employee grievances is essential to the maintenance of sound labor relations. The parties further recognize that such grievances are usually more satisfactorily and expeditiously settled at the lowest supervisory level at which an acceptable understanding can be reached. Every reasonable effort will be made by the shop steward, in cooperation with Employer’s CEO, to correct violations and infractions of this Agreement. The shop steward, upon request to the shop steward’s immediate supervisor, shall be given a reasonable amount of time during working hours, and without loss of pay, to handle grievances pertaining to the shop steward’s area of responsibility consistent with the provisions of Section 2.8 Shop Steward of this Agreement. During outages and other emergencies, the shop steward may be required to give priority attention to Employer’s business. Immediate supervisor means appropriate management personnel.

Section 9.2     Grievance

A grievance is hereby defined as an alleged violation of the terms of this Agreement.

Section 9.3     Grievance Procedure

Any employee or group of employees having a grievance shall proceed, according to the following steps, to seek a satisfactory settlement of the grievance. To provide the best opportunity for the grievance to be resolved at the lowest level, none of the following steps shall be omitted:

Step One:     The employee shall discuss the grievance with the employee’s immediate supervisor. The employee may have the employee’s shop steward present during this initial discussion. If the employee and supervisor fail to agree on the matter, Step Two will be followed.

Step Two:    The employee will discuss the grievance with the employee’s shop steward who will, in turn, seek to settle the grievance with the employee’s immediate supervisor. If the shop steward cannot reach an agreement with the employee’s supervisor, Step Three will be followed.

Step Three:  The shop steward or designated Union Representative shall state the employee’s grievance in writing; the statement will include the following:

a)	The nature of the grievance and the circumstances out of which it arose, including the date of occurrence.

b)	The remedy or correction the Employer is requested to make.

c)	The section or sections of the Agreement relied upon or alleged to have been violated.

d)	The signature of the grievant and the shop steward or designated Union Representative.

e)	The date the statement of the grievance was prepared and the date the statement of grievance was received by the Employer.

Step Four: The written statement of the grievance shall be turned over to the Union’s Business Manager or business representative to be presented to the Employer’s designated representative within fifteen (15) working days of the occurrence.

Step Five:  The Union and the Employer will have fourteen (14) calendar days to discuss the grievance, hold meetings, and try to come to a mutually agreeable settlement. Within seven (7) calendar days after the end of the specified fourteen (14) day period, Employer will provide Union with a written statement of its position on the grievance.

Step Six:    If the grievance is not resolved at Step Five, the Union may submit the matter to arbitration within seven (7) calendar days from the date Union receives Employer’s statement.

Section 9.4     Arbitration

The Union shall submit a request to the Seattle Office of the American Arbitration Association (AAA) for a panel of eleven (11) potential arbitrators. A copy of the request shall be sent to the Employer. After receipt of the panel from AAA, the parties shall select an arbitrator using the strike method. The order for striking shall be determined by the toss of the coin; the Union Representative shall toss the coin and the management representative shall call heads or tails. The arbitration hearing shall be conducted consistent with the rules established by AAA.

It is mutually understood and agreed that arbitration hearings will be conducted without unnecessary delay. Each party shall be given reasonable opportunity to be heard by its representatives, and to produce witnesses and documentary evidence and to cross-examine. The Arbitrator’s authority shall be limited as follows except as provided otherwise in this Agreement:

a)	The Arbitrator shall consider only the particular issue or issues presented in writing by the Employer or Union which have been processed through the grievance procedure.

b)

The Arbitrator shall have the power to interpret the terms of the Agreement, but the Arbitrator’s decision shall be based solely on the existing terms of the Agreement, and the Arbitrator shall not have the power to add to, subtract from or modify any of the terms of the Agreement.

c)	The Arbitrator shall have no power to establish wage rates, job classifications or fringe benefits of any kind.

Although no formal rules of evidence are contemplated by this Agreement, the Arbitrator shall determine the admissibility of evidence, admissibility being principally a matter of relevancy, materiality and the avoidance of undue repetition. Each of the parties hereto agrees to produce all books, records and documents or other materials, or certified copies thereof, which, in the opinion of the Arbitrator are relevant to the issues of the grievance.

The judgment of the Arbitrator shall be final and conclusive on the Employer and the Union. The parties further agree that, from the time Employer first was notified of the grievance until it is settled, including the entry of the judgment of the Arbitrator when the grievance has been submitted to arbitration, the subject of the controversy will remain status quo as of the time the grievance was first noticed.

Failure of either party to act within the time schedule set forth in this procedure without the express written agreement of the other party will be considered as a default and the grievance shall be considered to have been settled in favor of the non-defaulting party.

Subject to a different agreement between the parties, the party losing the decision shall bear the total expense of the Arbitrator, however, each party will pay the wages, salaries, fees, and expenses of its witnesses. The Arbitrator, as part of the award, shall identify the losing party.

ARTICLE 10

Miscellaneous

Section 10.1     Emergencies

The Employer is engaged in furnishing a vital public service which may under certain circumstances pose a serious threat to life and property. Therefore, notwithstanding any provisions in this Agreement relating to the limiting of work, the composition of work forces and the assignment of duties, all employees will be expected to do any work that is reasonably necessary to the saving of life or the prevention of serious injury to persons or property.

Section 10.2     Communications and Notices

All communications between the parties that are contemplated or required by this Agreement will be in writing and will be delivered to the business office of the Union and the Employer. Wherever provision is made in this Agreement for the delivery of a communication or notice to the other party within a specific period, such notice or communications will be considered to have been delivered when it has been deposited in the United States mail, registered or certified, properly addressed to such other party’s mail address of record, and with adequate postage prepaid, or when delivered by messenger with written receipt of delivery.

Section 10.3          Savings Clause

If any article, section or provision in this Agreement or any subsequent amendment hereof is rendered or declared invalid by reason of any statute, ordinance, regulation, or other law, or by the final judgment of a court of competent jurisdiction, the invalidation will not affect the remaining portions of this Agreement and such other portions will remain in full force and effect. Upon the invalidation of any article, section, provision, or amendment hereof, the parties shall, within thirty (30) days from the date that notice of the invalidity is received, in good faith negotiate and agree on lawful and enforceable amendments or modifications that will effectuate the parties’ original intent. The parties may agree to extend the thirty (30) day time period by mutual consent

Section 10.4          Identification Cards

Employer will provide employees with I.D. cards which will serve to identify the individual as an employee of the Employer.

Section 10.5          Clothing

Employer agrees to furnish lightweight jackets with company insignia to all employees whose duties require outside contact. Cleaning and maintenance of Employer furnished jackets will be the employee’s responsibility. When jackets are no longer serviceable, they will be replaced at Employer’s expense; however, employees will be responsible for replacement of jackets lost or damaged from misuse.

10.5.1 Clothing Allowance

The Employer will provide a $250.00 annual clothing allowance for each employee in the Party Chief, Chainman/Rodman, Instrument Man, Designer I, Designer II, Designer III, and Senior Designer job classification. The clothing allowance will be payable not later than January 30 of each year.

10.5.2 Member Services Casual Friday

Member Services employees will be allowed to wear blue jeans on Fridays provided the jeans are clean, presentable and free of tears. However, employees are still expected to project a professional image, particularly in dealing with the general public. The Employer reserves the right to make the final determination as to whether an employee is dressed appropriately. If an employee fails to dress appropriately, the employee will be sent home to change on the employee’s own time, using annual leave or leave without pay at the employee’s option.

Intent Statement: The parties’ agreement regarding this Section applies to Member Services Casual Friday only and does not alter whatever practices currently exist regarding appropriate dress on other days.

Section 10.6          Break Room- Headquarters Building

Employer agrees to provide a microwave oven and refrigerator for use by employees in the break room.

Section 10.7          New Technoloqy

The use of new equipment, technology or procedures which replace or supersede existing equipment, technology or procedures currently utilized to perform bargaining unit work, shall remain bargaining unit work. It is recognized that employees covered by this Agreement may be required to maintain competency and skills as new technology is introduced. Whenever an employee is assigned to new technology, procedures or equipment, the Employer will provide and the employee will undertake any necessary training and assimilate any new skills which may be required.

ARTICLE 11

Health, Welfare, Pensions and Other Contributions

Section 11.1          Health and Welfare

Employer agrees to participate in, and contribute to the Alaska Electrical Health and Welfare Fund (“Fund”) for the purpose of providing certain health and welfare benefits to those employees covered under Plan #211. As of September 13, 2007, the total monthly premium per employee is $1,253, which Employer shall pay on behalf of each employee, except as outlined below.

The Employer and employees shall share in premium costs as follows:

Grades 4-7

•	Effective September 13, 2007, employees pay a total of $35.00 per month of the premium.

•	Effective July 1, 2008, employees pay a total of $40.00 per month of the premium.

•	Effective July 1, 2009, employees pay a total of $50.00 per month of the premium.

Grades 8-11

•	Effective September 13, 2007, employees pay a total of $40.00 per month of the premium.

•	Effective July 1, 2008, employees pay a total of $55.00 per month of the premium.

•	Effective July 1, 2009, employees pay a total of $65.00 per month of the premium.

This co-pay schedule will remain in effect, subject to employee co-payment amounts being increased by additional premium increases announced by the Fund which will be shared by the Employer and employees in accordance with the percentage sharing formula and co-pay adjustment below. In other words, the above schedule of increases will take effect on July 1st of each of the remaining contract years, regardless of whether or not the Fund implements an increase in H&W premiums or the scheduled co-pay amounts have been exceeded due to premium increases by the Fund in previous contract years.

Percentage Sharing Formula

Any increase in the premium above $1,253 up to an individual or cumulative total of 7.0%, which is implemented by the Fund between the date this Agreement becomes effective and June 30, 2008, will be shared 70% by the Employer and 30% by the employee.

Any increase in the premium, up to an individual or cumulative total of 7.0%, which is implemented by the Fund during each of this Agreement’s remaining contract years, also will be shared 70% by the Employer and 30% by the employee; 100% of any increases that individual or cumulatively exceed 7% in any contract year will be paid by the Employer.

A contract year is the 12 month period between July 1st and June 30th of the next year.

Co-Pay Adjustment

If the employee co-pay in any contract year is less under the percentage sharing formula set forth above than it would have been under the above employee co-pay schedule, the higher co-pay amount will apply. If in any contract year no increase in premium is implemented by the Fund, employee co-pay will still be adjusted up by the amount of increase scheduled for that contract year under the above employee co-pay schedule.

Examples of how various H&W co-pay scenarios would be calculated under the Agreement are as follows:

EXAMPLE:

For Future Health & Welfare lncrease
Assuming a 7% lncrease in 2007-2008 Contract Year

	$1,253	Current H&W Premium
×	7%	Assumed Increase

	$87.71	Total Plan Increase
+	1,253.00	Current H&W Premium

	$1,340.71	New Plan Premium

Grades 4 – 7		$35.00	2007 Employee Co-Pay Per Section 11.1
	+	26.31	30% of 7% Premium Increase

		$61.31	New Increased Employee Co-Pay

$1,279.40	New Employer Portion of Premium

Grades 8-11		$40.00	2007 Employee Co-Pay Per Section 11.1
	+	26.31	30% of 7% Premium Increase

		$66.31	New Increased Employee Co-Pay

$1,274.40	New Employer Portion of Premium

EXAMPLE:

For Future Health & Welfare Increase
Assuming a 7% Increase in 2008-2009 Contract Year

	$1,340.71	H&W Premium
×	7%	Assumed Increase

	$93.85	Total Plan Increase
+	1,340.71	H&W Premium

	$1,434.56	New Plan Premium

Grades 4 – 7		$61.31	Employee Co-Pay
	+	5.00	July 1, 2008 Section 11.1 (Scheduled increase)

		$66.31
	+	28.16	30% of 7% (Premium increase)

		$94.47
	-	5.00	Offset for Scheduled Increase

		$89.47	New Increased Employee Co-Pay

$1,340.09	New Employer Portion of Premium

The monthly increase guaranteed by Section 11.1 ($5.00) will take effect on July lst. If the Trust increases premiums during the same contract year, at that time employee co-pay per month will increase again as follows: 30% of the increase (capped at 7%) will be added to the amount of monthly employee co-pay already in effect. However, since $5 of the increase was already implemented on July lst, the additional co-pay will be reduced by the $5/month increase that had already been implemented.

Grades 8-11		$ 66.31	Employee Co-Pay
	+	15.00	July 1, 2008 Section 11.1 (Scheduled increase)

		$ 81.31
	+	28.16	30% of 7% (Premium increase)

		$109.47
	-	15.00	Offset for Scheduled Increase

		$ 94.47	New Increased Employee Co-Pay

$1,325.09	New Employer Portion of Premium

The monthly increase guaranteed by Section 11.1 ($15.00) will take effect on July 1st. If the Trust increases the premiums during the same contract year, at that time employee co-pay per month will increase again as follows: 30% of the increase (capped at 7%) will be added to the amount of monthly employee co-pay already in effect. However, since $15 of the increase was already implemented on July lst, the additional co-pay will be reduced by the $15/month increase that had already been implemented.

EXAMPLE:

For Future Health & Welfare Increase
Assuming a 7% Increase in 2009-2010 Contract Year

	$1,434.56	H&W Premium
×	7%	Assumed Increase

	$ 100.42	Total Plan Increase
+	1,434.56	H&W Premium

	$1,534.98	New Plan Premium

Grades 4 – 7		$ 89.47	Employee Co-Pay
	+	10.00	July 1, 2009 Section 11.1 (Scheduled increase)

		$ 99.47
	+	30.13	30% of 7% (Premium increase)

		$129.60
	-	10.00	Offset for Scheduled Increase

		$119.60	New Increased Employee Co-Pay

$1,415.38	New Employer Portion of Premium

The monthly increase guaranteed by Section 11.1 ($10.00) will take effect on July lst. If the Trust increases premiums during the same contract year, at that time employee co-pay per month will increase again as follows: 30% of the increase (capped at 7%) will be added to the amount of monthly employee co-pay already in effect. However, since $10 of the increase was already implemented on July lst, the additional co-pay will be reduced by the $10/month increase that had already been implemented.

Grades 8–11		$ 94.47	Employee Co-Pay
	+	10.00	July 1, 2009 Section 11.1 (Scheduled increase)

		$104.47
	+	30.13	30% of 7% Premium Increase

		$134.60
	-	10.00	Offset for Scheduled Increase

		$124.60	New Increased Employee Co-Pay

$1,410.38	New Employer Portion of Premium

The monthly increase guaranteed by Section 11.1 ($10.00) will take effect on July lst. If the Trust increases premiums during the same contract year, at that time employee co-pay per month will increase again as follows: 30% of the increase (capped at 7%) will be added to the amount of monthly employee co-pay already in effect. However, since $10 of the increase was already implemented on July lst , the additional co-pay will be reduced by the $10/month increase that had already been implemented.

The increased co-pay amounts in Article 11.1 scheduled to go into effect July 1, 2008 ($5 for Grades 4-7 and $15 for Grades 8-11) and July 1, 2009 ($10 for Grades 4-7 and $10 for Grades 8-11) will become effective even if the co-pay amounts specified in Article 11.1 have been exceeded due to premium increases by the Fund the prior contract year.

EXAMPLE

$1,253.00	Current H&W Premium

Grades 4-7

		$35.00	2007 Employee Co-Pay per Section 11.1
	+	26.31	30% of 7% Premium Increase Between Date
CBA Effective but Before 7-1-08
		$61.31	New Increased Employee Co-Pay

$1,279.40	New Employer Portion of Premium

Grades 8-11

		$40.00	2007 Employee Co-Pay Per Section 11.1
	+	26.31	30% of 7% Premium Increase Between Date
CBA Effective but Before 7-1-08
		$66.31	New Increased Employee Co-Pay

$1,274.40	New Employer Portion of Premium

On July 1, 2008 Grades 4-7 employees co-pay increases from $61.31 by $5.00 to $66.31.

On July 1, 2008 Grades 8-11 employees co-pay increases from $66.31 by $15.00 to $81.31.

Employee co-pay increases on July 1, 2009 by $10.00 for all Grades.

Should there be a paid claims experience that results in a lowering of the monthly premium rate, Employer and each employee shall share in the reduction of the monthly premium rate in the same percentage as the portion of the premium Employer and employee is paying at the time of the reduction.

For new employees, the payment shall not be made during the first month of employment unless their employment began before the 15th of that month, which payments will entitle such employees to receive the health and welfare benefits including extended dental, vision and orthodontic coverage provided under the terms and conditions lawfully adopted for the administration and management of such Fund. Employer agrees to enter into such further agreements, and to execute such instruments, as may be legally required or convenient to its full participation in the foregoing Fund for, and on behalf of, its said employees.

11.1.1 Health Insurance Supplemental Payments

The Employer agrees to deduct, as authorized by the employee via enrollment form, health insurance supplemental payments from the post tax net pay of its employees eligible for supplemental payments and pay to the Alaska Electrical Health and Welfare Trust said authorized amount. In the event a Medical Section 125 Plan becomes available, the employee will have the option to participate. The Employer agrees to make this deduction in the full amount from the first pay period ending date of the month and send a check for the total amount, together with a list of the individuals, names for whom the deduction were made, to the Alaska Electrical Health and Welfare Trust on or before the fifteenth (15) day of the following month.

The Union agrees that the Employer assumes no responsibility in connection with this deduction, except that of ordinary diligence and care in forwarding monies deducted as set forth in this Article. The Union shall indemnify the Employer and save the Employer harmless from any and all claims against the Employer only for amounts deducted from earnings pursuant to this Agreement.

11.1.2 Joint Health Committee

The Employer and Union recognize that there have been and likely will continue to be major changes which affect health care coverage for employees covered by this Agreement. In the spirit of cooperation and in an effort to effectively deal with rapidly changing insurance issues, it is agreed that the Employer and Union will utilize a Joint Health Care Committee comprised of two individuals designated by the Employer and two individuals designated by the Union to address insurance issues. The Committee will meet on a mutually agreed basis. The Committee has no authority to bind the Employer or the Union and will make recommendations regarding what the Committee believes to be effective measures to deal with health care issues.

11.1.3 Effect of Federal or State Health Care Legislation

If federal or state health care legislation adopted after the effective date of this Agreement imposes a significant new financial burden on the Employer or the employees, the parties will bargain in good faith in accordance with Article 10.3 Savings Clause about how to address them.

If the Union and Employer are unable to reach agreement about how to address such changes, the matter will be presented to an arbitrator for resolution in accordance with the grievance/arbitration provisions of this Agreement.

Section 11.2     Pension Plan

The Employer agrees to contribute to, the Alaska Electrical Pension Trust Fund (Trust Fund) on behalf of all eligible employees covered under the Agreement, in accordance with the terms of the Trust Fund.

The contribution rate shall be $3.35 per compensable hour for job classifications in grades 4, 5, 6, and 7. Effective September 14, 2007, the contribution rate for classifications in Grades 4, 5, 6, and 7 shall be increased to $3.45 per compensable hour. The contribution rate for classifications in Grades 4, 5, 6, and 7 shall be increased to $3.70 per compensable hour effective July 1, 2009. Employer liability limited to that required by law.

The contribution rate shall be $3.65 per compensable hour for job classifications in grades 8, 9, 10, and 11. Effective September 14, 2007, the contribution rate for classifications in Grades 8, 9, 10, and 11 shall be increased to $3.90 per compensable hour. The contribution rate for classifications in Grades 8, 9, 10, and 11 shall be increased to $4.15 per compensable hour effective July 1, 2009. Employer liability limited to that required by law.

11.2.1 Pension Reallocations

Any covered employee who is a participant in the Alaska Employees Pension Trust Fund (AEPTF) may elect to reallocate the contributions made by the Employer to the AEPTF according to the rules regarding the reallocation of contributions from the Defined Benefit Plan to the Defined Contribution Plan as outlined in the Trust Plan documents. If an employee makes application to the Plan Administrator for a reallocation and the application is approved, the Plan Administrator will notify the Employer of the new allocation of contributions. The Employer agrees to remit future contributions according to such instructions. The allocation will continue in effect until the Plan Administrator notifies the employer of a subsequent reallocation. Such reallocations may occur no more than once annually. Nothing in this supplemental agreement will cause the Employer to contribute more or less on behalf of an employee than the amount specified in the collective bargaining agreement.

Section 11.3     Annuity Plan

The Employer agrees to contribute two percent (2%) of each employee’s gross earnings for participation in the Alaska Electrical Worker’s Money Purchase Pension Plan (Annuity Plan). All payments due hereunder will be made to the said Fund on or before the fifteenth (15th) day of the month following in which said gross earnings were earned by Employer’s said employees.

Section 11.4     Political Action Committee Fund

With voluntary authorization by an employee on a form supplied by the Union, the Employer agrees to deduct seven dollars ($7.00) per pay period from the employee’s wages to be submitted to the IBEW Local No. 1547, for its Political Action Fund. This

money will be sent in monthly with the dues, and shall be made by the fifteenth (15th) of the month following which the deduction was made. In accordance with requirements of Alaska State Law, the Union agrees that Political Action Committee Funds shall not be used for utility board elections.

Section 11.5     Alaska Joint Electrical Apprenticeship and Training Trust

The Employer agrees to contribute $.20 per compensable hour for each employee to provide improvement programs and apprenticeship training. Contributions shall be remitted monthly with forms provided to the Alaska Joint Electrical Apprenticeship and Training Trust (AJEATT). Either party may at any time, with seven days written notification to the other party, cancel that portion of the contribution designated.

Section 11.6     Employer’s 401(K) Plan

All employees covered under this Agreement are eligible to make contributions up to the legal maximum as provided by law under the terms and conditions of the Employer’s 401(K) plan.

Section 11.7     Cafeteria Day-Care Plan

All employees covered under this Agreement are eligible to make contributions to the legal maximum as provided by law under the terms and conditions of the Employer’s Cafeteria Plan.

Section 11.8     Life Insurance

The Employer will fund one hundred percent (100%) life insurance benefits in the amount of $40,000 per employee.

ARTICLE 12

General Provisions

Section 12.1     Job Classifications and Wage Rates

Job classifications and wage rates are set forth in Appendix A and B.

Section 12.2      Assignability

This Agreement shall be binding upon the successors and assigns of the parties hereto, and no provisions, terms or obligations herein contained shall be affected, modified, altered, or changed in any respect whatsoever by the consolidation, merger, sale, transfer, or assignment of either party hereto, or of any kind of change in ownership or management of either party hereto, or by any change, geographic or otherwise, in the location or place of business of either party hereto.

ARTICLE 13

Labor Management Committee

Section 13.1     Labor-Management Committee

The Labor-Management Committee will consist of the CEO, Vice President of Human Resources, the appropriate Business Representative and two representatives from the employee group. The Employer and Union may appoint additional members to this committee as needed. The role of the Labor-Management Committee shall be to foster positive labor-management relations. The Labor-Management Committee will not have the authority to alter the meaning or cost application of the collective bargaining agreement.

The Committee will meet quarterly, unless there is no business to conduct, during business hours at a date and time mutually agreeable to the parties. A meeting of the Labor-Management Committee may be convened at any time if needed.

Agenda items will be submitted to the Vice President of Human Resources prior to the Labor-Management Committee meetings. The CEO, or designee, and the Union Business Representative, or designee, may appoint a sub-committee to review agenda items prior to the Labor-Management Committee meeting.

Section 13.2     Job Classifications

The parties recognize the Employer’s bargaining unit job classifications as listed and contained in this Agreement, and that such classifications have been agreed upon and are in existence upon the signing of this Agreement.

The parties recognize that new job classifications may be created or that existing job classifications may be changed during the life of this Agreement pursuant to the Classification Committee and its procedures as set forth in Section 13.3 and Section 13.3.1.

Section 13.3     Classification Committee

The Union and the Employer shall utilize Classification Committees consisting of two (2) management representatives appointed by the CEO, or designee, and two (2) bargaining unit representatives appointed by the Business Manager or designee. The primary purpose of the Classification Committee shall be the review of newly proposed job classifications or changes in existing classifications falling within the scope of this Agreement.

The Employer agrees to submit changes in job descriptions for review and comment to the Classification Committee prior to implementing such changes and that it will continue to seek consensus and work collaboratively with the Union prior to implementation, recognizing that such decisions are best made by mutual agreement whenever possible. The procedure for review and comment shall be as follows:

13.3.1     Classification Committee Procedure

(a) When the Employer or the Union believes creation of a new job classification is appropriate or either party wishes to propose changes to existing classifications the following procedure shall be followed to ensure efficiencies in the process:

Step One: The moving party will prepare a proposal identifying the changes sought and forward it to the Vice President of Human Resources (HR) who will, within thirty (30) days of receipt, distribute it to the Classification Committee for review and consideration. The Vice President of HR will complete the formal drafting of a new or revised classification if necessary.

Step Two: The Classification Committee will meet within seven (7) calendar days of the Committee members’ receipt of the proposal on newly proposed position descriptions or to discuss changes to existing position descriptions, unless mutually agreed otherwise between the parties. Committee members unable to attend in person shall attend telephonically.

Step Three: The Classification Committee will reach a decision within seven days of the meeting and the decision of the majority of the Committee shall be final, except as provided below:

Step Four: If the Classification Committee does not agree on the establishment of the new job classification or the proposed changes, or does not render a decision within the timeframe noted above, unless the delay is the result of extensions of time requested by the Employer, the matter must be submitted to and reviewed by the appropriate Senior Vice President. The Senior Vice President will be the tie breaker with respect to the creation of a new or the modification of an existing classification. If the parties deadlock regarding appropriate compensation for the new or modified job classification the matter will proceed immediately to arbitration.

(b) No regular employee will be laid-off, terminated or discharged by the Employer as a result of the Employer’s creation of a new classification or the modification of an existing classification.

(c) Employees will not be displaced by any increase in the qualifications of a position; employees who do not have the additional qualifications will be grandfathered in their current position.

APPENDIX A – LIST OF EXISTING JOB
CLASSIFICATIONS/GRADES

JOB CLASSIFICATIONS:	GRADE

Accounting:
Accounting Clerk I	5
Accounting Clerk II	6
Accounts Payable Clerk	6
Plant Accounting Clerk II	6
Accountant – Payroll	7
Accountant – Accounts Payable	7
Accountant – Plant	7
Administrative Secretary – Accounting	7
Accountant – Plant Records	8
Accountant – General Ledger	8

Administrative Services:
Administrative Courier	4
Senior Administrative Courier	5
General Clerk I – Purchasing	5
General Clerk II – Purchasing	6
General Clerk III – Purchasing	7
Administrative Secretary – Administrative Services	7
Contract Specialist	8

Environmental Engineering:
Administrative Secretary – Environmental Engineering & Safety	7
Environmental Assistant	7

Information Services:
Administrative Secretary – Information Services	7

Member Services:
General Clerk – Consumer Services	4
Consumer Service Representative I	5
Consumer Service Representative II	6
Credit and Collections Representative II	6
Consumer Service Representative II – Alternate Work Schedule	6
Consumer Service Representative III	7

Damages Claims Cost Recovery Technician	7
Administrative Secretary – Member Services	7

(Appendix A Continued)

Power Control:
Power Control Data Technician	7

Power Supply:
Administrative Secretary – Energy Supply	7

Regulatory Affairs and Pricing:
Administrative Secretary – Reg. Affairs and Pricing	7

Engineering Services:
General Clerk I – Engineering	5
General Clerk II – Engineering	6
General Clerk/Land Services – Engineering	6
Engineering Document Control Clerk	6
Engineering CAD/GIS Aide	6
Record Drawing Technician	7
Engineering Junior CAD/GIS Operator	7
Administrative Secretary – Transmission & Special Projects	7
Administrative Secretary – Distribution Standards & Eng. Support	7
Chainman/Rodman	7
Operations – Meter Clerk	7
Operations – Job Orders Clerk	7
Operations – Warehouse/Inventory Clerk	7
Operations – Divisional Payroll Clerk	7
Operations – Locates/Street Light Maintenance Clerk	7
Administrative Secretary – Operations	7
Engineering CAD/GIS Operator	8
Engineering Support Technician	8
Designer I	8
Instrument Man	8
Engineering Senior CAD/GIS Operator	9
Designer II	9
Party Chief	9
Engineering CAD/GIS Lead Operator	10
Designer III	10
Senior Designer	11
Operations Maintenance Technician IV	11

Technical Services:
Administrative Secretary – Technical Services	7
Relay Support Technician	8
Technical Services Data Technician	7

APPENDIX B – STEP LEVELS AND WAGE RATES

1.	During the first six (6) months of employment, employee shall be paid 75% of the above rates.

2.	During the second six (6) months of employment, employees shall be paid at 80% of the above rates.

3.	During the third six (6) months of employment, employees shall be paid at 85% of the above rates.

4.	During the fourth six (6) months of employment, employees shall be paid at 90% of the above rates.

5.	During the fifth six (6) months of employment, employees shall be paid at 95% of the above rates.

6.	After thirty (30) months of employment, employees shall be paid at 100% of the above rates.

The Employer shall have the discretion to place a new hire employee at steps 1 through 4 depending upon the new hire employee’s experience and training. The Employer’s discretion in hiring new employees above the entry level rate shall be exercised in good faith and shall not be used to give preferential treatment to employees for any reason other than the employee’s possession of experience, skills or certifications which genuinely justify compensation above the entry level rate.

Wage Rate Adjustment, July 1, 2006: the hourly wage rate for all classifications shall be increased by 3.2%. The July 1, 2006 wage increase is retroactive for the period of July 1, 2006 through February 23, 2007.

Wage Rate Adjustment, September 14, 2007: the hourly wage rate for all classifications shall be increased by 3%.

Wage Rate Adjustment, July 1, 2008: the hourly wage rate for all classifications shall be increased by 4%.

Wage Rate Adjustment, July 1, 2009: the hourly wage rate for all classifications shall be increased by .5% (1/2%) plus the actual Anchorage CPI-U (as measured from 1/1/08 through 12/31/08).

Job Classifications and Wage Rates
Effective July 1, 2006 through June 30, 2010

Note: Grades 4-7 voted to move monies to pension on 7/17/02 ($.25) and 10/19/05 ($.25) for a total of $.50 moved to pension

Note: Grades 8-11 voted to move monies to pension on 7/17/02 ($.80) for a total of $.80 moved to pension

			STEPS
Position Title	Effective Dave	Change	Start 1 75%	6 months 2 80%	12 months 3 85%	18 months 4 90%	24 months 5 95%	30 months 6 100%	Pass Exam 7 or 8 5%	Grade Lngvty - 9%

										4
Administrative Courier	7/1/2006	3.2%	$12.60	$13.44	$14.28	$15.12	$15.96	$16.80		$18.31
General Clerk - Consumer Service	9/14/2007	3%	$12.98	$13.84	$14.71	$15.57	$16.44	$17.30		$18.86
	7/1/2008	4%	$13.49	$14.39	$15.29	$16.19	$17.09	$17.99		$19.61
	7/1/2009	CPI-U +.5%

Accounting Clerk I										5
Consumer Service Rep I	7/1/2006	3.2%	$13.98	$14.91	$15.84	$16.78	$17.71	$18.64		$20.32
General Clerk I - Engineering	9/14/2007	3%	$14.40	$15.36	$16.32	$17.28	$18.24	$19.20		$20.93
General Clerk I - Operations	7/1/2008	4%	$14.98	$15.98	$16.97	$17.97	$18.97	$19.97		$21.77
General Clerk I - Purchasing	7/1/2009	CPI-U +.5%
Sr. Administrative Courier

Accounting Clerk II										6
Accounts Payable Clerk	7/1/2006	3.2%	$15.58	$16.62	$17.65	$18.69	$19.73	$20.77		$22.64
Consumer Service Rep II	9/14/2007	3%	$16.04	$17.11	$18.18	$19.25	$20.32	$21.39		$23.32
Credit & Collections Rep II	7/1/2008	4%	$16.69	$17.80	$18.91	$20.03	$21.14	$22.25		$24.25
Document Control Clerk I	7/1/2009	CPI-U +.5%
Engineering CAD/GIS Aide
Environmental Clerk
General Clerk II - Engineering
General Clerk II Purchasing
General Clerk, Land Services
General Clerk, Project Support Eng.
Plant Accounting Clerk II

Job Classifications and Wage Rates
Effective July 1, 2006 through June 30, 2010

Note: Grades 4-7 Voted to move monies to pension on 7/17/02 ($.25) and 10/19/05 ($.25) for a total of $.50 moved to pension

Note: Grades 8-11 Voted to move monies to pension on 7/17/02 ($.80) for a total of $.80 moved to pension

			STEPS
Position Title	Effective Dave	Change	Start 1 75%	6 months 2 80%	12 months 3 85%	18 months 4 90%	24 months 5 95%	30 months 6 100%	Pass Exam 7 or 8 5%	Grade Lngvty - 9%

Accountant Payables										7
Accountant Payroll	7/1/2006	3.2%	$17.33	$18.49	$19.64	$20.80	$21.95	$23.11	$24.27	$25.19
Administrative Secretary*	9/14/2007	3%	$17.85	$19.04	$20.23	$21.42	$22.61	$23.80	$24.99	$25.94
Chainman/Rodman	7/1/2008	4%	$18.56	$19.80	$21.04	$22.28	$23.51	$24.75	$25.99	$26.98
Consumer Service Rep III	7/1/2009	CPI-U +.5%
Damage Claims/Cost Recovery Tech.
Distribution Designer Trainee
Engineering Jr. CAD/GIS Operator		* For Administrative Secretary, Step 7= CPS and Step 8 = CAP
Environmental Assistant
General Clerk III - Purchasing
Locates/Street Light Maint Clerk
Operations Division Payroll Clerk
Operations Job Order Clerk
Operations Meter Clerk
Operations Warehouse/Inventory Clerk
Plant Accountant
Power Control Data Technician
Record Drawing Technician
Relay Clerk
Technical Services Data Technician

Accountant - Plant Records										8
Contract Specialist	7/1/2006	3.2%	$19.07	$20.34	$21.61	$22.88	$24.15	$25.42		$27.71
Designer I	9/14/2007	3%	$19.64	$20.94	$22.25	$23.56	$24.87	$26.18		$28.54
Engineering CAD/GIS Operator	7/1/2008	4%	$20.42	$21.78	$23.15	$24.51	$25.87	$27.23		$29.68
Engineering Support Technician	7/1/2009	CPI-U +.5%
General Ledger Accountant
Instrument Man
Relay Support Technician

Job Classifications and Wage Rates
Effective July 1, 2006 through June 30, 2010

Note: Grades 4-7 voted to move monies to pension on 7/17/02 ($.25) and 10/19/05 ($.25) for a total of $.50 moved to pension

Note: Grades 8-11 voted to move monies to pension on 7/17/02 ($.80) for a total of $.80 moved to pension

			STEPS
Position Title	Effective Dave	Change	Start 1 75%	6 months 2 80%	12 months 3 85%	18 months 4 90%	24 months 5 95%	30 months 6 100%	Pass Exam 7 or 8 5%	Grade Lngvty - 9%

										9
Designer II	7/1/2006	3.2%	$21.38	$22.81	$24.23	$25.66	$27.08	$28.51	$29.94	$31.08
Engineering CAD/GIS Sr. Operator	9/14/2007	3%	$22.03	$23.50	$24.96	$26.43	$27.90	$29.37	$30.84	$32.01
Party Chief	7/1/2008	4%	$22.91	$24.43	$25.96	$27.49	$29.01	$30.54	$32.07	$33.29
	7/1/2009	CPI-U +.5%

										10
Designer III	7/1/2006	3.2%	$23.92	$25.51	$27.11	$28.70	$30.30	$31.89	$33.48	$34.76
Engineering CAD/GIS Lead Operator	9/14/2007	3%	$24.64	$26.28	$27.92	$29.57	$31.21	$32.85	$34.49	$35.81
	7/1/2008	4%	$25.62	$27.33	$29.04	$30.74	$32.45	$34.16	$35.87	$37.23
	7/1/2009	CPI-U +.5%

										11
Senior Designer	7/1/2006	3.2%	$26.82	$28.61	$30.40	$32.18	$33.97	$35.76	$37.55	$38.98
	9/14/2007	3%	$27.62	$29.46	$31.31	$33.15	$34.99	$36.83	$38.67	$40.14
	7/1/2008	4%	$28.73	$30.64	$32.56	$34.47	$36.39	$38.30	$40.22	$41.75
	7/1/2009	CPI-U +.5%

Temporary Employee Wage Rates
Effective July 1, 2006 through June 30, 2010

			STEPS
Grade	Effective Date	Change	Start 21	6 months 22	12 months 23	18 months 24	24 months 25	30 months 26

Grade 4 Regular Employee Rate	7/1/2006	3.2%	$12.60	$13.44	$14.28	$15.12	$15.96	$16.80
Grade 4 Temps w/o Pension	7/1/2006		$13.10	$13.94	$14.78	$15.62	$16.46	$17.30
Grade 4 Regular Employee Rate	9/14/2007	3%	$12.98	$13.84	$14.71	$15.57	$16.44	$17.30
Grade 4 Temps w/o Pension	9/14/2007		$13.48	$14.34	$15.21	$16.07	$16.94	$17.80
Grade 4 Regular Employee Rate	7/1/2008	4%	$13.49	$14.39	$15.29	$16.19	$17.09	$17.99
Grade 4 Temps w/o Pension	7/1/2008		$13.99	$14.89	$15.79	$16.69	$17.59	$18.49
	7/1/2009	CPI-U +.5%

Grade 5 Regular Employee Rate	7/1/2006	3.2%	$13.98	$14.91	$15.84	$16.78	$17.71	$18.64
Grade 5 Temps w/o Pension	7/1/2006		$14.48	$15.41	$16.34	$17.28	$18.21	$19.14
Grade 5 Regular Employee Rate	9/14/2007	3%	$14.40	$15.36	$16.32	$17.28	$18.24	$19.20
Grade 5 Temps w/o Pension	9/14/2007		$14.90	$15.86	$16.82	$17.78	$18.74	$19.70
Grade 5 Regular Employee Rate	7/1/2008	4%	$14.98	$15.98	$16.97	$17.97	$18.97	$19.97
Grade 5 Temps w/o Pension	7/1/2008		$15.48	$16.48	$17.47	$18.47	$19.47	$20.47
Grade 5 Regular Employee Rate	7/1/2009	CPI-U+.5%

Grade 6 Regular Employee Rate	7/1/2006	3.2%	$15.58	$16.62	$17.65	$18.69	$19.73	$20.77
Grade 6 Temps w/o Pension	7/1/2006		$16.08	$17.12	$18.15	$19.19	$20.23	$21.27
Grade 6 Regular Employee Rate	9/14/2007	3%	$16.04	$17.11	$18.18	$19.25	$20.32	$21.39
Grade 6 Temps w/o Pension	9/14/2007		$16.54	$17.61	$18.68	$19.75	$20.82	$21.89
Grade 6 Regular Employee Rate	7/1/2008	4%	$16.69	$17.80	$18.91	$20.03	$21.14	$22.25
Grade 6 Temps w/o Pension	7/1/2008		$17.19	$18.30	$19.41	$20.53	$21.64	$22.75
Grade 6 Regular Employee Rate	7/1/2009	CPI-U + .5%

Grade 7 Regular Employee Rate	7/1/2006	3.2%	$17.33	$18.49	$19.64	$20.80	$21.95	$23.11
Grade 7 Temps w/o Pension	7/1/2006		$17.83	$18.99	$20.14	$21.30	$22.45	$23.61
Grade 7 Regular Employee Rate	9/14/2007	3%	$17.85	$19.04	$20.23	$21.42	$22.61	$23.80
Grade 7 Temps w/o Pension	9/14/2007		$18.35	$19.54	$20.73	$21.92	$23.11	$24.30
Grade 7 Regular Employee Rate	7/1/2008	4%	$18.56	$19.80	$21.04	$22.28	$23.51	$24.75
Grade 7 Temps w/o Pension	7/1/2008		$19.06	$20.30	$21.54	$22.78	$24.01	$25.25
Grade 7 Regular Employee Rate	7/1/2009	CPI-U +.5%

Grades 4 - 7 Temporary Employees under 24 weeks do not participate in the Pension Plan so their pay rate is without $.50 per hour to accommodate the movement of monies in 7/17/02 ($.25) and 10/19/05 ($.25)

Temporary Employee Wage Rates
Effective July 1, 2006 through June 30, 2010

			STEPS
Grade	Effective Date	Change	Start 21	6 months 22	12 months 23	18 months 24	24 months 25	30 months 26

Grade 8 Regular Employee Rate	7/1/2006	3.2%	$19.07	$20.34	$21.61	$22.88	$24.15	$25.42
Grade 8 Temps w/o Pension	7/1/2006		$19.87	$21.14	$22.41	$23.68	$24.95	$26.22
Grade 8 Regular Employee Rate	9/14/2007	3%	$19.64	$20.94	$22.25	$23.56	$24.87	$26.18
Grade 8 Temps w/o Pension	7/1/2006		$20.44	$21.74	$23.05	$24.36	$25.67	$26.98
Grade 8 Regular Employee Rate	7/1/2008	4%	$20.42	$21.78	$23.15	$24.51	$25.87	$27.23
Grade 8 Temps w/o Pension	7/1/2006		$21.22	$22.58	$23.95	$25.31	$26.87	$28.03
Grade 8 Regular Employee Rate	7/1/2009	CPI-U +.5%

Grade 9 Regular Employee Rate	7/1/2006	3.2%	$21.38	$22.81	$24.23	$25.66	$27.08	$28.51
Grade 9 Temps w/o Pension	7/1/2006		$22.18	$23.61	$25.03	$26.46	$27.88	$29.31
Grade 9 Regular Employee Rate	9/14/2007	3%	$22.03	$23.50	$24.96	$26.43	$27.90	$29.37
Grade 9 Temps w/o Pension	7/1/2006		$22.83	$24.30	$25.76	$27.23	$28.70	$30.17
Grade 9 Regular Employee Rate	7/1/2008	4%	$22.91	$24.43	$25.96	$27.49	$29.01	$30.54
Grade 9 Temps w/o Pension	7/1/2006		$23.71	$25.23	$26.76	$28.29	$29.81	$31.34
Grade 9 Regular Employee Rate	7/1/2009	CPI-U+.5%

Grade 10 Regular Employee Rate	7/1/2006	3.2%	$23.92	$25.51	$27.11	$28.70	$30.30	$31.89
Grade 10 Temps w/o Pension	7/1/2006		$24.72	$26.31	$27.91	$29.50	$31.10	$32.69
Grade 10 Regular Employee Rate	9/14/2007	3%	$24.64	$26.28	$27.92	$29.57	$31.21	$32.85
Grade 10 Temps w/o Pension	7/1/2006		$25.44	$27.08	$28.72	$30.37	$32.01	$33.65
Grade 10 Regular Employee Rate	7/1/2008	4%	$25.62	$27.33	$29.04	$30.74	$32.45	$34.16
Grade 10 Temps w/o Pension	7/1/2006		$26.42	$28.13	$29.84	$31.54	$33.25	$34.96
Grade 10 Regular Employee Rate	7/1/2009	CPI-U+.5%

Grade 11 Regular Employee Rate	7/1/2006	3.2%	$26.82	$28.61	$30.40	$32.18	$33.97	$35.76
Grade 11 Temps w/o Pension	7/1/2006		$27.62	$29.41	$31.20	$32.98	$34.77	$36.56
Grade 11 Regular Employee Rate	9/14/2007	3%	$27.62	$29.46	$31.31	$33.15	$34.99	$36.83
Grade 11 Temps w/o Pension	7/1/2006		$28.42	$30.26	$32.11	$33.95	$35.79	$37.63
Grade 11 Regular Employee Rate	7/1/2008	4%	$28.73	$30.64	$32.56	$34.47	$36.39	$38.30
Grade 11 Temps w/o Pension	7/1/2006		$29.53	$31.44	$33.36	$35.27	$37.19	$39.10
Grade 11 Regular Employee Rate	7/1/2009	CPI-U+.5%

Grades 8 - 11 Temporary Employees under 24 weeks do not participate in the Pension Plan so their pay rate is without $.80 per hour to accommodate the movement of monies in 7/17/02

SIGNATURE PAGE

APPROVED BY:

Chugach Electric Association, Inc.	International Brotherhood of
Electrical Workers

1-15-08	1/14/08

Brad Evans	Larry Bell, Business Manager
Chief Executive Officer (Interim)	Local 1547, IBEW

1/15/08	1-11-08

Elizabeth Vasquez	Mike Hodsdon
Chair	IBEW Chief Spokesperson
Chugach Board of Directors	Assistant Business Manager
Local 1547, IBEW

ALPHABETICAL INDEX

A

Additional Circulations	20
Advance Notice	35
Air Travel Insurance	36
Aircraft Transportation	37
Alaska Joint Electrical Apprenticeship and Training Trust	56
Annual Leave	19
Annuity Plan	55
APPENDIX A - LIST OF EXISTING JOB CLASSIFICATIONS/GRADES	59
APPENDIX B - JOB CLASSIFICATIONS AND WAGE RATES	61
Approval/Disapproval	20
Approved Leave Without Pay	22
Arbitration	45
Assignability	56

B

Bereavement Leave	23
Bid Committee Selection	15
Bidding	14
Bid-Trial Period	16
Birthday Holiday	26
Breakroom Room- Headquarters Building	48

C

Cafeteria Day-Care Plan	56
Call-In Pay	32
Call-Out Pay	32
Casual Employees	11
Certification Upon Return to Work	24
Choice of Meal or Compensation	34
Classification Committee	57
Clothing	47
Communications and Notices	46
Compensation During or in Lieu of Annual Leave	31
Compensation of Employees Working in Higher Classification	31
Compliance with Work Rules and Regulations	38
Consumer Service Representative II (Alternate Work Schedule)	27
Consumption of Drugs/Alcohol	38
Contracts and Subcontracts for Office & Engineering Work	7
Cross-Training	32
Cross-Training of Regular Employees	13

D

Days of Observance - Except Tuesday Through Saturday Shifts	25
Days of Observance - Federal/State Conflicts	25
Days of Observance - Tuesday Through Saturday Shifts	26
Designation of Employees	10
Discharge	43
Dispute Resolution	7
Distribution of Overtime	33
Duration	2

E

Emergencies	46
Emergency and First Aid Equipment	38
Emergency Leave	21
Employee Access to Personnel Record	8
Employee Responsibility - Substance Abuse Treatment	42
Employee’s Response to Progressive Discipline	43
Employees Absent During Circulation	20
Employer Provided Meals	34
Employer’s 401(K) Plan	56
Engineering Proficiency Exam	16
Erosion of Work Force	7

F

Floating Holidays	26
For Cause Drug Testing	38

G

Good Standing with the Union	4
Grievance	44
Grievance Procedure	44

H

Health and Welfare	48
Health Insurance Supplemental Payments	54
Helicopters	37
Hiring Procedures	6
Holiday Eligibility	26
Holiday Overtime Compensation	33
Holidays	25
Hours of Regular Compensation	30

I

Identification Cards	47
Incidental Leave Requests	20
Initial Circulation	20

J

Job Award	15
Job Award in the Event of No Qualified Bidders	16
Job Classifications	57
Job Classifications and Wage Rates	56
Jury Duty Absence and Work Related Subpoena	23

L

Labor-Management Committee	57
Leave for Blood Bank Donations	23
Leave for Voting	21
Leave Requests Less Than Eight (8) Hours	21
Leave to Accept Union Office	6
Leave Without Pay	22
Legal Status of the Parties	2
Licensing and Certifications	36
Life Insurance	56
Loan of Employees	6

M

Managerial Prerogatives of the Employer	3
Medical Verification	25
Member Services Casual Friday	47
Member Services Proficiency Exam	17
Military Leave	22
Missed Breakfast	34
Misuse of Employer’s Property and Time	38
Moving Expenses	36

N

New Technology	48
Night Shift	28
No Strike Agreement	2
Notice of Absence	24
Notification	22

O

Optional Workday	27
Optional Workweek	28
Organization of Employer	37
Other Employer - Reimbursed Leave	23
Outage Call-Out	32
Overtime	32
Overtime Rate	32

P

Parent Leave	22
Pay on Termination	35
Pay Period and Payday	35
Payment in Addition to Worker’s Compensation	24
Pension Plan	55
Per Diem	33
Performance Appraisals	8
Physical Examination	38
Picket Line	42
Policy on Grievances	44
Political Action Committee Fund	55
Postings	13
Pregnancy Leave	22
Probationary Employees	11
Progressive Discipline	42
Public and Employee Relations	38
Pyramiding of Overtime	33

R

Random Drug and Alcohol Testing	42
Reassignment of Regular Employees	13
Recall	18
Reduction-in-Force	18
Regular Full-Time Employees	10
Regular Part-Time Employees	10
Regular Position	14
Reimbursement Ceilings	34
Relief After Extended Overtime	33

Replacement	18

S

Savings Clause	47
Scope	2
Seniority	17
Service Credit	17
Seventy-Five Percent (75%) Rule	31
Shift Differential Compensation	31
Shift Scheduling	28
Shop Stewards	5
Short Notice Overtime	32
Sick or Disability Leave - Non Work Related	21
SIGNATURE PAGE	67
Standards of Work	5
State Safety Codes	37
Statutory Employee Benefits	36
Straight Eight (8) Hour Shift	35
Supervisory Limits	3
Swing Shift	28

T

Table of Contents	i
Temporary Employees	11
Temporary Position (Notice of Interest)	14
Temporary Transfer to Lower Classification	32
Termination of Seniority	18
Transfer of Temporary Employees to Probationary or Regular Status	13
Tuesday Through Saturday Workweek	28
Tuesday to Saturday Shift	35
Twelve (12) Month Annual Leave Schedule	20

U

Unapproved Leave Without Pay	22
Union Access to Employer’s Premises	4
Union as Sole Bargaining Agent	3
Union Bulletin Boards	6
Union Shop	3
Use of Employer’s Vehicle and Travel Time	35
Use of Leave Without Pay	22

V

Vacancies and Newly Created Positions	13

W

Warranty Work	7
Workday and Workweek - Normal	27
Workday and Workweek - Shift Employees	28
Worker’s Compensation	24
Work-Related Injury Absence	24